Exhibit 10.1
EXECUTION VERSION
SENIOR SECURED SUPER-PRIORITY DEBTOR IN POSSESSION TERM LOAN AND GUARANTY AGREEMENT
dated as of January 30, 2008
among
DURA OPERATING CORP.
as Borrower,
DURA AUTOMOTIVE SYSTEMS, INC.
as Holdings,
CERTAIN DOMESTIC SUBSIDIARIES OF DURA AUTOMOTIVE SYSTEMS, INC. AND DURA OPERATING CORP.
as Guarantors,
VARIOUS LENDERS AND ISSUING BANKS,
and
ABLECO FINANCE LLC
as Administrative Agent and Collateral Agent,

$170,000,000
Senior Secured Term Loan Facilities

ABLECO FINANCE LLC
as Sole Bookrunner, Lead Arranger, Documentation Agent and Syndication Agent,
and
BANK OF AMERICA, N.A.,
as Issuing Bank

i

(continued)

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Page

10.26	Judgment Currency	131

APPENDICES:	A		Commitments
	B		Notice Addresses; Principal Offices

SCHEDULES:	1.1	(a)	Disclosed Material Events
	1.1	(b)	Permitted Subordinated Indebtedness
	2.4	(m)	Existing Letters of Credit
	4.1	(a)	Jurisdictions of Organization and Qualification
	4.1	(b)	Organizational and Capital Structure
	4.2		Capital Stock and Ownership
	4.7		Contingent Obligations
	4.10		Restricted Junior Payments
	4.11		Adverse Proceedings
	4.13		Real Estate Assets
	4.14		Environmental Matters
	4.16		Material Contracts
	4.26		Insurance
	4.27		Intellectual Property
	4.28		Bank Accounts
	4.29		Jurisdiction of Organization, Organization ID Number
	4.30		Locations of Collateral
	4.31		Intercompany Notes and Stock Certificates
	6.1		Certain Indebtedness
	6.2		Certain Liens
	6.7		Certain Investments
	6.11		Sales and Lease-Backs
	6.12		Certain Affiliated Transactions

EXHIBITS:	A-1		Funding Notice
	A-2		Conversion/Continuation Notice
	B-1		Synthetic L/C Note
	B-2		Tranche B Note
	C		Assignment Agreement
	E		Intentionally Omitted
	F		Closing Date Certificate
	G		Compliance Certificate
	H		Counterpart Agreement
	I		Intercreditor Agreement
	J		Landlord Waiver and Consent Agreement

v

SENIOR SECURED SUPER-PRIORITY DEBTOR IN POSSESSION TERM LOAN AND
GUARANTY AGREEMENT
          This SENIOR SECURED SUPER-PRIORITY DEBTOR IN POSSESSION TERM LOAN AND GUARANTY AGREEMENT, dated as of January 30, 2008, is entered into by and among DURA OPERATING CORP., a Delaware corporation, a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (as defined below) (“Company”), DURA AUTOMOTIVE SYSTEMS, INC., a Delaware corporation, a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (“Holdings”), certain DOMESTIC SUBSIDIARIES OF HOLDINGS AND COMPANY, each a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code, as Guarantors, the Lenders party hereto from time to time, ABLECO FINANCE LLC (“Ableco”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”), as Sole Book Runner, Lead Arranger, Syndication Agent and Documentation Agent (in such capacity, “Documentation Agent”) and Bank of America, N.A., as Issuing Bank.
RECITALS
          WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
          WHEREAS, on October 30, 2006 (“Petition Date”), Holdings, Company and certain of its domestic subsidiaries each filed a voluntary petition for relief (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
          WHEREAS, from and after the Petition Date, Holdings, Company and such domestic Subsidiaries are continuing to operate their respective businesses and manage their respective properties as debtors in possession under Sections 1107 and 1108 of the Bankruptcy Code;
          WHEREAS, Lenders have agreed to extend certain credit facilities to Company, in an aggregate principal amount not to exceed $150,000,000 in aggregate principal amount of term loans and up to a $20,000,000 facility for the issuance of synthetic letters of credit the proceeds of which will be used (i) to repay in full the amounts outstanding under Company’s Existing DIP Term Credit Facility (as hereinafter defined), (ii) to pay related transaction costs, fees and expenses, (iii) to provide working capital from time to time for Company and its Subsidiaries, (iv) to pay interest, fees and expenses owing to the Agents and the Lenders pursuant to this Agreement, (v) to make adequate protection payments described in the Interim Order and Final Order, (vi) for other pre-petition expenses that are approved by the Bankruptcy Court to the extent approved by Administrative Agent and (vii) to pay professional fees and expenses incurred in the Chapter 11 Cases;
          WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a Lien, subject to the priorities set forth in the Credit Documents, on substantially all of its assets, including a pledge of all of the Capital Stock of each of its directly-owned Domestic Subsidiaries and 100% of the voting (and 100% of the non-voting) Capital Stock of its first-tier Foreign Subsidiaries; and
          WHEREAS, Guarantors have agreed to guarantee the Obligations of Company and to secure such Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a Lien, subject to the priorities set forth in the Credit Documents, on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their directly-owned Domestic Subsidiaries and 100% of the voting (and 100% of the non-voting) Capital Stock of their first-tier Foreign Subsidiaries;
          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
          1. DEFINITIONS AND INTERPRETATION
          1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
          “Ableco” as defined in the preamble hereto.
          “Additional Amount” as defined in Section 2.20(a).
          “Adequate Protection Portion” as defined in Section 2.6.
          “Administrative Agent” as defined in the preamble hereto.
          “Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (including any purportedly on behalf of Company, Holdings or any of their Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Company, Holdings or any of their Subsidiaries, threatened in writing against or affecting Company, Holdings or any of their Subsidiaries or any property of Company, Holdings or any of their Subsidiaries.
          “Affected Lender” as defined in Section 2.18(b).
          “Affected Loans” as defined in Section 2.18(b).
          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

          “Agent Affiliates” as defined in Section 10.1(b)(iii).
          “Agents” means each of Administrative Agent and Collateral Agent.
          “Aggregate Amounts Due” as defined in Section 2.17.
          “Aggregate Payments” as defined in Section 7.2.
          “Agreed Administrative Expense Priorities” means that administrative expenses with respect to the Credit Parties and, with respect to sub-clause (ii) of clause “first”, any official committee appointed by the Bankruptcy Court, shall have the following order of priority:
     first, (i) amounts payable pursuant to 28 U.S.C. § 1930(a)(6) and (ii) amounts payable in respect of Carve-Out Expenses, provided that the amount entitled to priority under this sub-clause (ii) of this clause first (“Priority Professional Expenses”) shall not exceed $25,000,000 outstanding in the aggregate at any time (inclusive of any holdbacks required by the Bankruptcy Court); provided, not more than $5,000,000 may be incurred during any Carve Out Expense Reduction Period (the “Professional Expense Cap”); provided, however, that (A) during any Carve-Out Expense Reduction Period, any payments actually made in respect of Carve-Out Expenses, shall reduce the Professional Expense Cap on a dollar-for-dollar basis, and (B) for the avoidance of doubt, so long as no Carve-Out Expense Reduction Period shall be continuing, the payment of Carve-Out Expenses shall not reduce the Professional Expense Cap; provided, further, that to the extent the Professional Expense Cap is reduced by any such payments, and thereafter the applicable Event of Default or default by any Credit Party in any of its obligations under any of the Orders, in either case, that caused the Carve-Out Expense Reduction Period to commence is cured (to the extent such cure is permitted hereunder) or waived, then effective as of the effective date of such cure or waiver, the amount of the Professional Expense Cap shall be increased by an amount equal to the amount by which it has been reduced by such payments.
     second, subject to the terms of the Intercreditor Agreement, the Revolving Credit Obligations and all Obligations, and
     third, all other allowed administrative expenses.
          “Agreement” means this Senior Secured Super-Priority Debtor in Possession Term Loan and Guaranty Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Amended Disclosure Statement” as defined in Section 5.15(a).
          “Applicable Reserve Requirement” means, at any time, for any LIBOR Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in

Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Loans. A LIBOR Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
          “Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Credit Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.
          “Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Agents or to the Lenders by means of electronic communications pursuant to Section 10.1(b).
          “Approved Securities Intermediary” means a “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC) selected or approved by Administrative Agent; it being understood and agreed that the “securities intermediaries” and “commodities intermediaries” of the Credit Parties on the Closing Date are Approved Securities Intermediaries.
          “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Company or any Guarantor), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Holding’s Subsidiaries, other than inventory sold or leased in the ordinary course of business.
          “Assignment Agreement” means an Assignment and Acceptance Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by Collateral Agent.
          “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

          “Avoidance Actions” means all causes of action arising under Sections 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(a) of the Bankruptcy Code and any proceeds therefrom.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Bankruptcy Court” shall have the meaning ascribed to it in the recitals to this Agreement..
          “Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
          “Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.
          “Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
          “Budget” means the thirteen week cash requirement forecast setting forth cash collections and disbursements of the Credit Parties for the periods covered thereby or any other projections or forecasts prepared on a weekly basis by or on behalf of the Company and delivered by the Company to the Agents and the Lenders on or before the Closing Date pursuant to Section 3.1(g) hereto, in form and substance reasonably satisfactory to the Administrative Agent at the time of delivery thereof, and each month thereafter pursuant to Section 5.1(p) hereto (or more frequently should the Company so elect, but in any event no more frequently than on a weekly basis), which are in form consistent with the thirteen week cash requirement forecast heretofore delivered to the Administrative Agent and shall be in substance reasonably satisfactory to the Administrative Agent at the time of delivery thereof, provided, the Budget is not to be viewed as facts and that actual results during the period or periods covered by the Budget may differ from such Budget and that the differences may be material.
          “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or any LIBOR Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
          “Calendar Month Budget” means the six month forecast setting forth the balance sheet of the Credit Parties for the periods covered thereby or any other projections or forecasts prepared on a calendar month basis by or on behalf of the Company and delivered by the

Company to the Agents and the Lenders on or before the Closing Date pursuant to Section 3.1(g) hereto, which shall be in form and substance reasonably satisfactory to the Administrative Agent, as such forecasts and projections may be updated from time to time with the prior written consent of the Administrative Agent.
          “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
          “Carve-Out Expenses” means any payments permitted to be made by the Bankruptcy Court in respect of fees and expenses of attorneys, accountants and other professionals retained in the Chapter 11 Cases pursuant to Sections 327, 328, 330, 331 and 1103 of the Bankruptcy Code.
          “Carve-Out Expense Reduction Period” means any period during which an Event of Default under this Agreement or a default by any Credit Party in any of its obligations under any of the Orders, in either case, shall have occurred and be continuing, provided that, such period shall not commence until the Administrative Agent shall have provided notice to counsel to the Company and the Company, in accordance with this Agreement, that the Carve-Out Expense Reduction Period has commenced.
          “Cash” means money, currency or a credit balance in any Deposit Account.
          “Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by Collateral Agent from time to time in its sole discretion to receive Cash and Cash Equivalents (or purchase Cash or Cash Equivalents with funds received) from the Credit Parties or Persons acting on their behalf pursuant to the Credit Documents, (b) with such depositaries and securities intermediaries as Collateral Agent may determine in its sole discretion, (c) in the name of Collateral Agent (although such account may also have words referring to any Credit Party and the account’s purpose), (d) under the control of Collateral Agent and (e) in the case of a Securities Account, with respect to which Collateral Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.
          “Cash Equivalents” means, as at any date of determination:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or the Government of Canada), in each case maturing within one year from the date of acquisition thereof;

          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
          (c) investments in certificates of deposit, banker’s acceptances, time deposits, Eurodollar time deposits and overnight bank deposits maturing within twelve (12) months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any Lender, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
          (d) repurchase obligations with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
          (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
          (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s;
          (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by a Lender or any commercial bank satisfying the requirements of clause (c) of this definition;
          (h) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition; and
          (i) investments with foreign governmental entities which are members of the OECD or foreign banks organized under the laws of countries which are members of the OECD similar to the investments set forth in clauses (a), (b), (c) and (d) above, so long as such foreign bank has combined capital and surplus of a Dollar Equivalent or no less than $500,000,000.
          “Change in Law” as defined in Section 2.19(a).
          “Change of Control” means, at any time, any of the following events: (a) any Person or group (within the meaning of Rule 13-d-5 the Exchange Act), shall be or become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of issued and outstanding capital stock of Holdings representing 35% or more of the voting power in elections for directors of Holdings on a fully diluted basis; (b) a majority of the members of the board of directors of Holdings or the board of directors of Company shall cease to be Continuing Members; (c)

Holdings shall cease to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of each Credit Party free and clear of all Liens (other than any Liens granted hereunder and Permitted Liens); (d) Holdings shall cease to own, directly or indirectly, the percentage of the issued and outstanding Capital Stock of each Foreign Subsidiary (other than any Subsidiary sold pursuant to Section 6.10) owned on the Closing Date free and clear of all Liens (other than any Liens granted hereunder and Permitted Liens) or (e) a Change of Control, as defined in the Revolving DIP Credit Agreement or any agreement evidencing Indebtedness described in Section 8.1(b), shall occur.
          “Chapter 11 Case” and “Chapter 11 Cases” shall have the meaning ascribed to it in the recitals to the Agreement.
          “Closing Budgets” means, collectively, the Calendar Month Budget and the Fiscal Month Budget.
          “Closing Date” means the first date on which the conditions precedent set forth in Sections 3.1 and 3.3 have been satisfied or waived.
          “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F.
          “Collateral” as defined in Section 2.24.
          “Collateral Agent” as defined in the preamble hereto.
          “Collateral Agent Advances” as defined in Section 9.9.
          “Collateral Documents” means each Order, this Agreement, the Intercreditor Agreement, Foreign Collateral Agreements, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments, documents and agreements (including, but not limited to, any abstract acknowledgement of indebtedness created for the purpose of creating security interests under German law) delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for all or part of the Obligations.
          “Committees” shall mean collectively, the official committee of unsecured creditors and any other official committee appointed in the Chapter 11 Cases and each of such Committees shall be referred to herein as a Committee.
          “Commitment” means any Lender’s Tranche B Commitment, if any, and Synthetic L/C Commitment, if any, and “Commitments” means the aggregate Tranche B Commitments and Synthetic L/C Commitments all Lenders.
          “Commitment Letter” means the commitment letter, dated January 21, 2008, Ableco to Holdings and Company.
          “Company” as defined in the preamble hereto.

          “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit G.
          “Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) consolidated income tax expense, (d) total depreciation expense, (e) total amortization expense, (f) financing fees incurred in connection with the credit facilities hereunder and the Revolving Facilities, and restructuring and reorganization charges in connection with the Chapter 11 Cases pursuant to SOP 90-7 (including professional fees), up to the amount set forth in the Fiscal Month Budget for such period, (g) Cash and non-Cash non-recurring items reducing Consolidated Net Income, in each case, without duplication and including charges related to the ongoing operational restructuring up to the amount required to be expensed pursuant to GAAP consistent with the Fiscal Month Budget for such period and other non-recurring items, (h) losses from extraordinary items, (i) foreign exchange losses, minus (ii) the sum of other (a) Cash and non-Cash non-recurring items increasing Consolidated Net Income for such period, (b) gains from extraordinary items and (c) foreign exchange gains.
          “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries.
          “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.11(e) payable on or before the Closing Date.
          “Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.
          “Continuing Member” means a member of the board of directors of Holdings or Company who either (a) was a member of such board of directors on the Closing Date and has been such continuously thereafter or (b) became a member of such board of directors after the Closing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of such board of directors.
          “Consolidating” means, in connection with any financial statements of Holdings, consolidating between Credit Parties and Subsidiaries of Holdings which are not Credit Parties.
          “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
          “Contributing Guarantors” as defined in Section 7.2.
          “Control Account” means a Securities Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Credit Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.
          “Control Agreements” means any deposit, securities or other account control agreement including any Deposit Account Control Agreement and Securities Account Control Agreement.
          “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
          “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.
          “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.
          “Credit Date” means the date of a Credit Extension.
          “Credit Document” means any of this Agreement, the Fee Letter, the Notes, if any, the Collateral Documents, any documents or certificates executed by Company in favor of Issuing Bank relating to Synthetic Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith.
          “Credit Extension” means the making of a Loan or the issuing of a Synthetic Letter of Credit.

          “Credit-Linked Deposit” means, with respect to each Lender, the initial amount of the cash deposit, if any, made by such Lender pursuant to Section 2.4(d), as the same may be (a) reduced from time to time pursuant to Sections 2.13 or 2.14 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.6.
          “Credit-Linked Deposit Account” means, collectively, one or more operating and/or investment accounts of, and established by, Administrative Agent under its sole and exclusive control and maintained by Administrative Agent or any of its Affiliates, in any such case that shall be used for the purposes set forth in this Agreement.
          “Credit-Linked Deposit Bank” means the financial institution were the Credit-Linked Deposit Account is maintained by Administrative Agent.
          “Credit-Linked Deposit Account Interest” as defined in Section 2.4(l)(i).
          “Credit-Linked Deposit Account Interest Payment Date” means (i) each of the dates referred to in Section 2.11(d), commencing on the first such date to occur after the Closing Date, and (ii) the Maturity Date.
          “Credit Party” means Holdings, Company, the Guarantor Subsidiaries and each other Person (other than any Agent, Issuing Bank or any Lender or any other representative thereof) from time to time party to this Agreement.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Company’s and its Subsidiaries’ operations and not for speculative purposes.
          “Current Asset Collateral” as defined in the Intercreditor Agreement.
          “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
          “Defaulted Loan” as defined in Section 2.22.
          “Defaulting Lender” as defined in Section 2.22.
          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “Deposit Account Bank” means a financial institution selected or approved by Administrative Agent.
          “Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Collateral Agent (or its agent), entered into by Borrower and/or a Domestic Guarantor, Collateral Agent and a Deposit Account Bank which maintains one or more Deposit Accounts for Borrower or such Domestic Guarantor pursuant to which

Deposit Account Bank, among other things, to the extent requested by Administrative Agent, waives its rights of setoff, consolidation or recoupment and any other claim against such Deposit Accounts and covenants to initiate and maintain a cash management system in favor of Collateral Agent.
          “Documentation Agent” as defined in the preamble hereto.
          “Dollars” and the sign “$” mean the lawful money of the United States of America.
          “Domestic Guarantor” means, on the date of this Agreement, Holdings and each Domestic Subsidiary listed on the signature pages of this Agreement and thereafter each Domestic Subsidiary that executes a Counterpart Agreement or such other accession agreement to this Agreement as a Domestic Guarantor accepted and agreed by, and in form and substance reasonably satisfactory to, Administrative Agent.
          “Domestic Subsidiary” means any existing or subsequently acquired or organized Subsidiary of Company organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Employee Benefit Plan” means, in respect of any Credit Party, any “employee benefit plan” as defined in Section 3(3) of ERISA which is, in the case of any plan subject to Title IV of ERISA, sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.
          “Entitlement Holder” has the meaning given such term in the UCC.
          “Entitlement Order” has the meaning given such term in the UCC.
          “Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
          “Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, standards, orders-in-council, directives, consents, decrees, Governmental Authorizations, or any other applicable requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, or of the environment or natural resources (including ambient air, surface water, ground water, wetlands, land surface or subsurface strata) in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
          “ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
          “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, material penalties, material taxes or related material charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.
          “Event of Default” means each of the conditions or events set forth in Section 8.1.
          “Excess Amount” as defined in Section 6.8(b).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
          “Excluded Property” as defined in Section 2.24(a).
          “Existing DIP Term Credit Facility” means the Senior Secured Super-Priority Debtor In Possession Term Loan and Guaranty Agreement, dated as of October 31, 2006, among the Credit Parties, certain other Subsidiaries of the Company, Goldman Sachs Credit Partners L.P., as Administrative Agent and Collateral Agent and Goldman Sachs Credit Partners L.P., as Joint Lead Arranger and Syndication Agent, Barclays Capital, as Joint Lead Arranger and Documentation Agent and Bank of America, N.A., as Issuing Bank and Credit Linked Deposit Bank and the lenders and other issuing banks party thereto, as amended, supplemented or otherwise modified from time to time.
          “Existing Mexican L/C” means that certain letter of credit No. TPTS-267629, issued by JPMorgan Chase Bank, N.A. in favor of Scotiabank f/b/o Fianzas Monterrey, SA (or any backstop, substitute or replacement letter of credit with respect thereto) so long as the face amount of such letter of credit does not exceed 4,700,000 Mexican Pesos.
          “Existing Second Lien Credit Agreement” the Credit Agreement, dated May 3, 2005 among Company, as borrower, the guarantors party thereto and the lenders and agents party thereto.
          “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.
          “Fair Share Contribution Amount” as defined in Section 7.2.
          “Fair Share” as defined in Section 7.2.
          “Fee Letter” means the fee letter, dated on or about the date hereof, from Ableco to Holdings and Company.

          “Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.
          “Final Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which order shall be reasonably satisfactory in form and substance to the Administrative Agent, together with all extensions, modifications and amendments thereto, in compliance with this Agreement.
          “Final Order Entry Date” means the date on which the Final Order shall have been entered by the Bankruptcy Court.
          “Financial Asset” has the meaning given to such term in the UCC.
          “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or treasurer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure.
          “Fiscal Month Budget” means the six month forecast setting forth income statements, balance sheet and cash flows of the Company and its Subsidiaries for the periods covered thereby or any other projections or forecasts prepared on a fiscal month basis by or on behalf of the Company and delivered by the Company to the Agents and the Lenders on or before the Closing Date pursuant to Section 3.1(g) hereto, which shall be in form and substance reasonably satisfactory to the Administrative Agent, as such forecasts and projections may be updated from time to time with the prior written consent of the Administrative Agent.
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
          “Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.
          “Fixed Asset Collateral” as defined in the Intercreditor Agreement.
          “Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

          “Foreign Guarantor” means, on the date of this Agreement, each Foreign Subsidiary listed on the signature pages of this Agreement and thereafter each Foreign Subsidiary that executes a Counterpart Agreement or such other accession agreement to this Agreement as a Foreign Guarantor accepted and agreed by, and in form and substance satisfactory to, Administrative Agent.
          “Foreign Collateral Agreement” means each security agreement or similar instrument, in form and substance reasonably satisfactory to each Agent, executed by any Foreign Guarantor on the Closing Date or from time to time thereafter in accordance with Section 5.10, as such Foreign Collateral Agreement may be amended, restated, supplemented or otherwise modified from time to time.
          “Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary.
          “Funding Default” as defined in Section 2.22.
          “Funding Guarantors” as defined in Section 7.2.
          “Funding Notice” means a notice substantially in the form of Exhibit A-1.
          “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles in the United States in effect as of the date of determination thereof.
          “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency, tribunal or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory, governmental or administrative functions of or pertaining to any government or any court or central bank, in each case whether associated with a State of the United States, the United States, or a foreign entity or government.
          “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
          “General Intangible” as defined in the UCC.
          “Guaranteed Obligations” as defined in Section 7.1.
          “Guarantor” means each Domestic Guarantor and each Foreign Guarantor.
          “Guarantor Subsidiary” means each Subsidiary of Company that is a Guarantor.
          “Guaranty” means the guaranty of each Guarantor set forth in Section 7.
          “Hazardous Materials” means any chemical, material, substance, or exposure to, which is prohibited, limited or regulated by any Governmental Authority because of its hazardous, dangerous or deleterious properties or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.
          “Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
          “Hedge Agreement” means an Interest Rate Agreement, a Currency Agreement or an option contract, commodities future or option contract for materials used in the ordinary course of business, entered into with a Lender Counterparty in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of Company’s or any of its Subsidiaries’ businesses.
          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
          “Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Holdings and its Subsidiaries, for the immediately preceding three (3) Fiscal Years (other than Fiscal Year 2007), consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, (ii) the unaudited financial statements of Holdings and its Subsidiaries as at the most recently ended Fiscal Quarter, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six-or nine-month period, as applicable, ending on such date, and (iii) the unaudited financial statements of Holdings and its Subsidiaries as at November 30, 2007, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the month ending on such date and, in the case of clauses (i), (ii) and (iii), certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “Immaterial Subsidiary” means any Subsidiary of Holdings that is not a Credit Party which owns assets having a market value, and having gross revenues for its most recently ended fiscal year, in each case not in excess of (i) $2,000,000 individually and (ii) $5,000,000 in the aggregate for all such Subsidiaries.
          “Increased-Cost Lenders” as defined in Section 2.23.
          “Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all net obligations of such Person (which shall be determined on a net basis to the extent such obligations are subject to an effective netting arrangement) in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes.
          “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the reasonable costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable, out-of-pocket expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect to the transactions contemplated by this

Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.
          “Indemnitee” as defined in Section 10.3.
          “Intercreditor Agreement” means an Intercreditor Agreement substantially in the form of Exhibit I, as such intercreditor agreement may be amended, supplemented, or otherwise modified from time to time.
          “Interest Payment Date” means with respect to (i) any Base Rate Loan, the last day of each calendar month, commencing on the first such date to occur after the Closing Date, if such date is a Business Day, otherwise the immediately preceding Business Day, and the final maturity date of such Loan; and (ii) any LIBOR Loan or unreimbursed Synthetic L/C Disbursement, (x) the last day of each calendar month, commencing on the first such date to occur after the Closing Date, if such date is a Business Day, otherwise the immediately preceding Business Day, and the final maturity date of such Loan or unreimbursed Synthetic L/C Disbursement and (y) the last day of each LIBOR Period applicable to such Loan or unreimbursed Synthetic L/C Disbursement.
          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Company’s and its Subsidiaries’ operations and not for speculative purposes.
          “Interest Rate Determination Date” means, with respect to any LIBOR Period, the date that is two Business Days prior to the first day of such LIBOR Period.
          “Interim Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), in form and substance reasonably satisfactory to the Administrative Agent, together with all extensions, modifications, and amendments thereto in compliance with this Agreement which, among other matters but not by way of limitation, authorizes, on an interim basis, Company and the Guarantors to execute and perform under the terms of this Agreement and the other Credit Documents.
          “Interim Order Entry Date” means the date on which the Interim Order shall have been entered by the Bankruptcy Court.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
          “Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings or any Guarantor Subsidiary), of any Capital Stock of such Person;

and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Holdings or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
          “Investment Grade” means a rating of no less than BBB- by S&P and no less than Baa3 by Moody’s.
          “Issuing Bank” means any financial institution party hereto as Issuing Bank, together with its permitted successors and assigns in such capacity, including any financial institution which agrees to become an Issuing Bank after the date hereof with the agreement of Administrative Agent and Company.
          “JCI” means, collectively, Johnson Controls Systems, Inc., its affiliates and subsidiaries, and Bridgewater Interiors.
          “JCI Agreements” means, collectively, (i) that certain Modification Agreement by and among the Credit Parties and JCI, executed on September 21, 2007 and October 3, 2007 (as modified by that certain Order Approving JCI Agreements entered by the Bankruptcy Court on November 9, 2007 (the “JCI Order”), the “Modification Agreement”) and (ii) that certain Access Agreement by and among the Credit Parties and JCI, executed on September 21, 2007 and October 3, 2007 (as modified by the JCI Order, the “Access Agreement”).
          “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
          “Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit J with such amendments or modifications as may be reasonably approved by Collateral Agent and the other parties thereto.
          “Lender” means each lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.
          “Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Hedge Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with Collateral Agent.
          “Liabilities” as defined in Section 2.33.

          “LIBOR Loans” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.
          “LIBOR Period” means, in connection with a LIBOR Loan, an interest period of one, two or three months as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding LIBOR Period expires; provided, (a) if a LIBOR Period would otherwise expire on a day that is not a Business Day, such LIBOR Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such LIBOR Period shall expire on the immediately preceding Business Day; (b) any LIBOR Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no LIBOR Period with respect to any portion of the Loans shall extend beyond the Maturity Date.
          “LIBOR Rate” means, for any Interest Rate Determination Date with respect to a LIBOR Period for a LIBOR Loan, the greater of (x) 3.75% and (y) the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by Deutsche Bank for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.
          “Lien” means (i) any lien, mortgage, pledge, assignment, security interest, hypothecation, deemed trust, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
          “Loan” means Tranche B Loans.
          “Loan Account” means an account maintained hereunder by Administrative Agent on its books of account at its Principal Office, and with respect to Company, in which Company will be charged by Administrative Agent with all Loans made to, and all other Obligations (when owing hereunder) with respect to the Loans incurred by, Company.
          “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
          “Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets, or financial condition of Holdings and its Subsidiaries taken as a whole; (ii) the ability of the Credit Parties to fully and timely perform their Obligations; (iii) the legality, validity, binding effect or enforceability against the Credit Party of the Credit Documents to which they are a party; (iv) the rights, remedies and benefits available to, or conferred upon, the Agents, the Lenders and the other Secured Parties under the Credit Documents; or (v) the validity, perfection or priority of the Lien in favor of the Collateral Agent for the benefit of the Lenders on any of the Collateral with a fair market value of $5,000,000 or more; provided that “Material Adverse Effect” shall not include (a) the commencement of the Chapter 11 Cases and (b) any matter occurring prior to the date hereof and disclosed on Schedule 1.1(a).
          “Material Contract” means any contract, agreement with respect to provision of parts for an automobile model or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
          “Maturity Date” means the earliest to occur of (i) the date which is 30 days following the date of entry of the Interim Order if the Final Order has not been entered by the Bankruptcy Court on or prior to such date, (ii) June 30, 2008, (iii) the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of a plan of reorganization in the Chapter 11 Cases that has been confirmed by an order of the Bankruptcy Court, (iv) the closing of a sale of all or substantially all of the assets of the Credit Parties and (v) such earlier date on which all Tranche B Loans and other Obligations for the payment of money shall become due and payable in accordance with the terms of this Agreement and the other Credit Documents.
          “Moody’s” means Moody’s Investor Services, Inc.
          “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA and subject to ERISA.
          “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

          “Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
          “Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs, commissions, fees and expenses incurred in connection with such Asset Sale, including (a) income, sale, use, transaction, gains or other taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) and normal course post-closing adjustments attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale.
          “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) the sum of (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.
          “New Lending Office” as defined in Section 2.20(d).
          “New Plan” as defined in Section 5.15(a).
          “Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
          “Non-U.S. Lender” as defined in Section 2.20(d).
          “Note” means any Synthetic L/C Note or Tranche B Note.
          “Notice” means a Funding Notice or a Conversion/Continuation Notice.
          “Obligations” means all obligations of every nature of each Credit Party under the Credit Documents, including unreimbursed Synthetic L/C Disbursements and obligations from time to time owed to the Agents (including former Agents), the Lenders, any Issuing Bank or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement whether for principal, interest (including the PIK Amount), reimbursement of amounts drawn under Synthetic Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise, including all obligations to provide cash collateral for any unreimbursed Synthetic L/C Disbursement.
          “Obligee Guarantor” as defined in Section 7.7.
          “Orders” means, collectively, each of the Interim Order and the Final Order.
          “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws or memorandum and articles of association (or equivalent), as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any Domestic Subsidiary that is a limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official including an official of a non-U.S. government, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official in such official’s relevant jurisdiction.
          “Other Taxes” as defined in Section 2.20(b).
          “Participant Register” shall have the meaning assigned to it in Section 10.6(g).
          “Patriot Act” shall have the meaning assigned to it in Section 4.23.
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Pension Plan” means, in respect of any Credit Party, any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
          “Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.
          “Permitted Priority Liens” means Liens permitted under Sections 6.2(b), (f), (g), (h), (i), (k), (l), (n), (o), (p) (to the extent the Liens are valid and perfected), (r) and (s); provided, in the case of Section 6.2(b), solely with respect to the Liens on Current Asset Collateral.
          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, unlimited companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

          “Petition Date” shall have the meaning assigned to it in the recitals.
          “PIK Amount” means, as of any date of determination, the amount of all interest accrued with respect to the Loans that has been paid in kind by being added to the principal balance of the Loans in accordance with Section 2.8(a).
          “PIK Rate” means 3.00% per annum.
          “Platform” shall have the meaning assigned to it in Section 5.1(m).
          “Postpetition” means the time period beginning immediately after the filing of the Chapter 11 Cases.
          “Prepetition” means the time period ending immediately prior to the filing of the Chapter 11 Cases.
          “Prepetition Indebtedness” means all Indebtedness of Company or any Guarantor outstanding immediately prior to the filing of the Chapter 11 Cases.
          “Prime Rate” means the greater of (i) 6.75% and (ii) the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Principal Office” means, for each Agent and Issuing Bank, the “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender. With respect to any payments or transfers to be made at Administrative Agent’s Principal Office such payments or transfers shall be made to the account specified by Administrative Agent to the Company in writing from time to time.
          “Priority Professional Expenses” means those Carve-Out Expenses entitled to a priority as set forth in sub-clause (ii) of the clause “first” of the definition of the term “Agreed Administrative Expense Priorities”.
          “Prohibited Assignee” means any party designated as a “Prohibited Assignee” in a separate written agreement entered into between Company and Agents.
          “Property Portfolio” means the real property located at (i) 9444 Florida Mining Boulevard East, Jacksonville, Florida, (ii) 617 Douro Street, Stratford, Ontario, Canada, (iii) 322 East Bridge Street, Brownstone, Indiana, (iv) 800 North College Street, Fulton, Kentucky, (v) 132 Ferro Road, Pikeville, Tennessee, (vi) 1775 East U.S. 20, LaGrange, Indiana, (vii) 5 Industrial Loop, Hannibal, Missouri, (viii) 345 Ecclestone Road, Bracebridge, Ontario, Canada and (ix) 445 Helm Street, Brookfield, Missouri.

          “Pro Rata Share” means with respect to all payments, computations and other matters relating to (x) the Tranche B Commitments or Tranche B Loans of any Lender, the percentage obtained by dividing (i) the Tranche B Loan Exposure of that Lender by (ii) the aggregate Tranche B Loan Exposure of all Lenders, and (y) the Credit-Linked Deposits or Synthetic L/C Commitments of any Lender, the percentage obtained by dividing (i) the Synthetic L/C Exposure of that Lender by (ii) the aggregate Synthetic L/C Exposure. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Synthetic L/C Exposure and the Tranche B Loan Exposure of that Lender by (B) an amount equal to the sum of the aggregate Synthetic L/C Exposure and the Tranche B Loan Exposure of all Lenders.
          “Rating Agencies” as defined in Section 2.33.
          “Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned or held by any Credit Party in any real property.
          “Reference Bank” means JPMorgan Chase Bank, N.A. its successors or any other commercial bank designated in writing by Administrative Agent to Company from time to time.
          “Register” as defined in Section 10.6(d).
          “Registered Loans” as defined in Section 10.6(d).
          “Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.
          “Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.
          “Reimbursement Date” as defined in Section 2.4(e).
          “Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.
          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
          “Replacement Lender” as defined in Section 2.23.
          “Requisite Lenders” means one or more Lenders having or holding Synthetic L/C Exposure and/or Tranche B Loan Exposure and representing more than 50% of the sum of (i) the Synthetic L/C Exposure of all Lenders and (ii) the aggregate Tranche B Loan Exposure of all Lenders.

          “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or Company now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or Company now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness or Indebtedness outstanding under the Existing Second Lien Credit Agreement.
          “Revolving Administrative Agent” means the “Administrative Agent” as defined in the Revolving DIP Credit Agreement.
          “Revolving Collateral Agent” means the “Collateral Agent” as defined in the Revolving DIP Credit Agreement.
          “Revolving Commitments” means the term “Commitments” under the Revolving DIP Credit Agreement.
          “Revolving Credit Documents” means the “Credit Documents” as defined in the Revolving DIP Credit Agreement.
          “Revolving Credit Obligations” means the “Obligations” as defined in the Revolving DIP Credit Agreement.
          “Revolving Facilities” means the Revolving Loans and letter of credit facility under the Revolving DIP Credit Agreement.
          “Revolving DIP Credit Agreement” means the Senior Secured Super-Priority Debtor In Possession Revolving Credit and Guaranty Agreement, dated as of November 30, 2006, among Company, the Guarantors, General Electric Capital Corporation, as Administrative Agent and Collateral Agent and Goldman Sachs Credit Partners L.P., as Joint Lead Arranger and Syndication Agent, and Barclays Capital, as Joint Lead Arranger and Documentation Agent and the lenders and issuing banks party thereto, as amended, supplemented or otherwise modified.
          “Revolving DIP Credit Agreement Amendment” as defined in Section 3.1(q).
          “Revolving Loans” means the term “Loans” under the Revolving DIP Credit Agreement.
          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.
          “Sale and Lease-Back Transaction” as defined in Section 6.11.

          “Secured Parties” means (i) the Agents and the Lenders and (ii) has the meaning assigned to that term in the applicable Collateral Document.
          “Securities” means any stock, shares, partnership interests, voting trust certificates, units, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
          “Securities Account” has the meaning given to such term in the UCC.
          “Securities Account Bank” means a financial institution selected or approved by Administrative Agent.
          “Securities Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Collateral Agent, entered into by Borrower and/or a Domestic Guarantor, Collateral Agent (or its agent) and a Securities Account Bank which maintains one or more Securities Accounts for Borrower or such Domestic Guarantor.
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Securitization” as defined in Section 2.33.
          “Securitization Parties” as defined in Section 2.33.
          “Shortfall Amount” as defined in Section 6.8(b).
          “Specified Amount” as defined in Section 6.8(b).
          “Subordinated Indebtedness” means Prepetition Indebtedness set forth on Schedule 1.1(b).
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
          “Synthetic L/C Availability Period” means the period from the Closing Date to but excluding the Maturity Date.

          “Synthetic L/C Commitment” means the commitment of a Lender to make or otherwise fund a Credit-Linked Deposit and “Synthetic L/C Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Synthetic L/C Commitment, if any, is set forth under the caption “Synthetic L/C Commitments” on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Synthetic L/C Commitments as of the Closing Date is $20,000,000.
          “Synthetic L/C Disbursement” means a payment or disbursement made by Issuing Bank pursuant to a Synthetic Letter of Credit.
          “Synthetic L/C Facility” means Synthetic Letters of Credit and the provisions herein related to the Synthetic Letters of Credit.
          “Synthetic L/C Exposure” means, with respect to any Synthetic L/C Lender, as of any date of determination, the outstanding principal amount of the Credit-Linked Deposit of such Lender and, without duplication, its participation hereunder in any Synthetic Letter of Credit; provided, at any time prior to the making of the Credit-Linked Deposit, the Synthetic L/C Exposure of any Lender shall be equal to such Lender’s Synthetic L/C Commitment.
          “Synthetic L/C Lender” means each Lender having a Synthetic L/C Commitment or which has an interest in a Credit-Linked Deposit.
          “Synthetic L/C Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.
          “Synthetic L/C Undrawn Amount” means, as at any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Synthetic Letters of Credit at such date and (b) the aggregate amount of all Synthetic L/C Disbursements that have not yet been reimbursed at such date (or deemed to have not yet been reimbursed at such date pursuant to Section 2.4(e)).
          “Synthetic Letter of Credit” means a commercial or standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.
          “Taxes” as defined in Section 2.20(a).
          “Term Loan Facilities” means (a) the Tranche B Facility and (b) the Synthetic L/C Credit Facility.
          “Terminated Lender” as defined in Section 2.23.
          “Total Credit-Linked Deposit” means, as at any date of determination, the sum of all Credit-Linked Deposits at such date.
          “Tranche B Commitment” means, with respect to each Tranche B Lender, the commitment of such Lender to make Tranche B Loans to Company on the Closing Date in the aggregate principal amount outstanding not to exceed the amount set forth opposite such

Lender’s name on Appendix A under the caption “Tranche B Commitments” as amended from time to time to reflect each Assignment Agreement executed by such Lender and as such amount may be reduced pursuant to this Agreement. The aggregate principal amount of all Tranche B Commitments on the Closing Date shall be $150,000,000.
          “Tranche B Facility” means the Tranche B Commitments and the provisions herein related to the Tranche B Loans.
          “Tranche B Lender” means each Lender having a Tranche B Commitment or a Tranche B Loan.
          “Tranche B Exposure” means, with respect to any Tranche B Lender, as of any date of determination, the outstanding principal amount of the Tranche B Loans of such Lender; provided, at any time prior to the making of the Tranche B Loans, the Tranche B Loan Exposure of any Lender shall be equal to such Lender’s Tranche B Commitment.
          “Tranche B Loan” the meaning specified in Section 2.1(a).
          “Tranche B Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.
          “Transferee” as defined in Section 2.20(a).
          “Type of Loan” means a Base Rate Loan or a LIBOR Loan.
          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation as in effect in any applicable jurisdiction).
          1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Credit Document, then Company, Administrative Agent and the Lenders agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating Company’s financial condition shall be the same after such change in GAAP as if such change had not been made; provided that, notwithstanding any other provision of this Agreement, the Requisite Lenders’ agreement to any amendment of such provisions shall be sufficient to bind all Lenders, and provided further that, until such time as the financial covenants and related provisions of this Agreement have been amended in accordance with the terms of this Section 1.2, the calculations of financial covenants and the interpretation of any related provisions shall be calculated and interpreted in accordance with GAAP as in effect immediately prior to such change in GAAP. Notwithstanding anything to the contrary in the foregoing, the definitions set forth in the Credit Documents and any financial calculations required by the Credit Documents shall be computed to exclude (a) the effect of purchase accounting adjustments, including the effect of non-Cash items resulting from any amortization, write-up, write-down or write-off of any assets or deferred charges (including, without limitation, intangible assets, goodwill and deferred financing costs in connection with any acquisition or any merger, consolidation or other similar transaction permitted by this Agreement), (b) the application of FAS 133, FAS 150 or FAS 123r (to the extent that the pronouncements in FAS 123r result in recording an equity award as a liability on the consolidated balance sheet of Company and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity), (c) any mark-to-market adjustments to any derivatives (including embedded derivatives contained in other debt or equity instruments under FAS 133), and (d) any non-Cash compensation charges resulting from the application of FAS 123r.
          1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).
          2. LOANS AND SYNTHETIC LETTERS OF CREDIT
          2.1 Tranche B Term Loans. On the Closing Date on the terms and subject to the conditions contained in this Agreement, each Tranche B Lender severally agrees to make a term loan (each a “Tranche B Loan”) to Company in an amount not to exceed such Lender’s Tranche B Commitment in effect at such time, which Tranche B Loan shall be available in Dollars to Company pursuant to such Lender’s pro rata share of the Tranche B Commitments. Amounts of Tranche B Loans repaid or prepaid may not be reborrowed.
          2.2 Intentionally Omitted.
          2.3 Borrowing Mechanics for Loans.
          (a) Company shall deliver to Administrative Agent a fully executed Funding Notice no later than one Business Day prior to the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

          (b) Each Lender shall make its Tranche B Term Loans available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Loans available to Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Tranche B Term Loans received by Administrative Agent from Tranche B Lenders to be credited to the account of Company at Administrative Agent’s Principal Office or to such other account(s) as may be designated in writing to Administrative Agent by Company.
          2.4 Issuance of Synthetic Letters of Credit.
          (a) General. Subject to the terms and conditions hereof, Company may request the issuance of a Synthetic Letter of Credit at any time and from time to time during the Synthetic L/C Availability Period, in each case for its own account or for the account of Company or any Domestic Guarantor (in which case Company and such Guarantor shall be co-applicants with respect to such Synthetic Letter of Credit) in form and substance reasonably acceptable to Administrative Agent and Issuing Bank. Each Synthetic Letter of Credit shall be (i) denominated in Dollars, (ii) the stated amount of each Letter of Credit shall not be less than $20,000 or such lesser amount as is acceptable to Issuing Bank, (iii) after giving effect to such issuance, in no event shall the Synthetic Letter of Credit Undrawn Amount exceed the Total Credit-Linked Deposit at such time, and (iv) in no event shall any Synthetic Letter of Credit have an expiration date later than as permitted by clause (c) below. This Section shall not be construed to impose an obligation upon Issuing Bank to issue any Synthetic Letter of Credit that is inconsistent with the terms and conditions of this Agreement. In addition, any amendment, renewal or extension of an existing Synthetic Letter of Credit in accordance with the terms hereof shall be in form and substance reasonably acceptable to Administrative Agent and Issuing Bank.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Synthetic Letter of Credit (or to amend, renew or extend an existing Synthetic Letter of Credit), Company shall hand deliver, fax or email to Issuing Bank and Administrative Agent (no less than three Business Days (or such shorter period of time acceptable to Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Synthetic Letter of Credit, or identifying the Synthetic Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Synthetic Letter of Credit is to expire (which shall comply with clause (c) below), the amount of such Synthetic Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Synthetic Letter of Credit. A Synthetic Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each such Synthetic Letter of Credit, Company shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension the Synthetic L/C Undrawn Amount shall not exceed the Total Credit-Linked Deposit at such time. Notwithstanding the foregoing, the issuance of Synthetic Letters of Credit shall also be subject to the other limitations set forth in this Section 2.4.

          (c) Expiration Date. Each Synthetic Letter of Credit shall expire no later than the close of business on the Maturity Date. In no event shall any Synthetic Letter of Credit be issued if such Synthetic Letter of Credit is otherwise unacceptable to Issuing Bank in its reasonable discretion. In no event shall any Synthetic Letter of Credit be issued if prior to the issuance of such Synthetic Letter of Credit, Administrative Agent notifies the Issuing Bank that the conditions set forth in Section 3.3 have not been satisfied or waived in accordance with this Agreement.
          (d) Participations. On the Closing Date, without any further action on the part of Issuing Bank or the Lenders, Issuing Bank hereby grants to each Synthetic L/C Lender with a Credit-Linked Deposit, and each such Lender with a Credit-Linked Deposit hereby acquires from Issuing Bank, a participation in each Synthetic Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Synthetic Letter of Credit. The aggregate purchase price for the participations of each Synthetic L/C Lender in Synthetic Letters of Credit shall equal the amount of the Credit-Linked Deposit of such Lender. Each Synthetic L/C Lender severally and not jointly agrees to pay to Administrative Agent its Credit-Linked Deposit in full on the Closing Date. If Issuing Bank shall not have received from Company the payment required to be made by Section 2.4(e) below within the time specified in such Section, Issuing Bank will promptly notify Administrative Agent of the Synthetic L/C Disbursement and Administrative Agent will promptly notify each Synthetic L/C Lender of such Synthetic L/C Disbursement and its Pro Rata Share thereof. Each Synthetic L/C Lender hereby absolutely and unconditionally agrees that if Issuing Bank makes a Synthetic L/C Disbursement which is not reimbursed by Company on the Reimbursement Date described in Section 2.4(e)(i), or is required to refund any reimbursement payment in respect of any Synthetic L/C Disbursement to Company for any reason, Administrative Agent shall reimburse Issuing Bank for the amount of such Synthetic L/C Disbursement, ratably as among the applicable Lenders in accordance with their Pro Rata Shares of the Total Credit-Linked Deposit, from such Lender’s Credit-Linked Deposit. Any such payment made from the Credit-Linked Deposit Account pursuant to the preceding sentence to reimburse Issuing Bank for any Synthetic L/C Disbursement shall not constitute a Loan and shall not release Company from its obligation to pay over to Administrative Agent in reimbursement thereof an amount equal to the amount paid from the Credit-Linked Deposit Account with respect to such Synthetic L/C Disbursement when due pursuant to Section 2.4(e)(ii), and such payment shall be deposited by Administrative Agent in the Credit-Linked Deposit Account to be added to the Credit-Linked Deposits of the Synthetic L/C Lenders in accordance with their Pro Rata Shares. Each Synthetic L/C Lender acknowledges and agrees that its obligation to acquire and fund participations in respect of Synthetic Letters of Credit pursuant to this paragraph is unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the return of the Credit Linked Deposits, and that such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Without limiting the foregoing, each Synthetic L/C Lender irrevocably authorizes Administrative Agent to apply amounts of its Credit-Linked Deposit as provided in this paragraph. Without incurring any additional obligations hereunder, each Lender grants to Administrative Agent for the benefit of Issuing Bank a security interest in and Lien on such Lender’s Pro Rata Share of the Total Credit-Linked Deposit, together with all proceeds thereof, as security for such Lender’s obligation to reimburse Issuing Bank in accordance with the terms hereof. Each Agent and each Lender agrees that (i) Administrative Agent, as holder of the

Credit-Linked Deposit, is appointed and shall act as collateral agent for Issuing Bank in connection with the security interest granted to Issuing Bank pursuant to this Section 2.4(d), (ii) Issuing Bank will be issuing, amending, renewing and extending Synthetic Letters of Credit in reliance on the availability of such Lender’s Pro Rata Share of the Total Credit-Linked Deposit to discharge such Lender’s obligations in accordance with this Section 2.4 and (iii) all rights of banker’s lien, set-off or counterclaim of each Agent and Lender with respect the monies in the Credit-Linked Deposit Account are expressly subordinated to the reimbursement rights of Issuing Bank under this Section 2.4(d).
          (e) Reimbursement. If Issuing Bank shall make any Synthetic L/C Disbursement in respect of a Synthetic Letter of Credit, Company shall at its option either (i) pay to Issuing Bank an amount equal to such Synthetic L/C Disbursement not later than 10:00 a.m., New York City time on the Business Day immediately following the Business Day on which Company shall have received notice from Issuing Bank that payment of such draft will be made (the “Reimbursement Date”) or (ii) pay to the Administrative Agent, for the benefit of the Lenders, an amount equal to such Synthetic L/C Disbursement on or before the Maturity Date to the extent previously paid from a Credit-Linked Deposit.
          (f) Obligations Absolute. Company’s obligations to reimburse Synthetic L/C Disbursements as provided in clause (e) above and the obligation of Administrative Agent to reimburse any Issuing Bank on behalf of the Lenders as provided in clause (d) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
          (i) any lack of validity or enforceability of any Synthetic Letter of Credit or any Credit Document, or any term or provision therein;
          (ii) any amendment or waiver of, or any consent to departure from, all or any of the provisions of any Synthetic Letter of Credit or any Credit Document;
          (iii) the existence of any claim, setoff, defense or other right that Company, any other party guaranteeing, or otherwise obligated with, Company, any subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Synthetic Letter of Credit, Issuing Bank, Administrative Agent, the Collateral Agent or any Lender or any other person, whether in connection with this Agreement, any other Credit Document or any other related or unrelated agreement or transaction;
          (iv) any draft or other document presented under a Synthetic Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
          (v) payment by Issuing Bank under a Synthetic Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Synthetic Letter of Credit; and
          (vi) any other act or omission to act or delay of any kind of Issuing Bank, any Lender, Administrative Agent, the Collateral Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of Company’s obligations hereunder.
          Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of Company hereunder to reimburse Synthetic L/C Disbursements will not be excused by the gross negligence or willful misconduct of Issuing Bank. However, the foregoing shall not be construed to excuse Issuing Bank from liability to Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Company to the extent permitted by applicable law) suffered by Company that are caused by Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Synthetic Letter of Credit comply with the terms thereof; it is understood that Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Synthetic Letter of Credit (i) Issuing Bank’s exclusive reliance on the documents presented to it under such Synthetic Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Synthetic Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Synthetic Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Synthetic Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) Issuing Bank shall not be responsible for any noncompliance in any immaterial respect of the documents presented under such Synthetic Letter of Credit with the terms thereof.
          (g) Disbursement Procedures. Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Synthetic Letter of Credit. Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to Administrative Agent and Company of such demand for payment and whether Issuing Bank has made or will make an Synthetic L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Company of its obligation to reimburse Issuing Bank and the applicable Lenders with respect to any such Synthetic L/C Disbursement. Administrative Agent shall promptly give each Lender notice thereof.
          (h) Interim Interest. If Issuing Bank shall make any Synthetic L/C Disbursement in respect of a Synthetic Letter of Credit, then, unless Company shall reimburse such Synthetic L/C Disbursement in full on the Reimbursement Date, the unpaid amount thereof shall bear interest payable to Administrative Agent for the account of the Synthetic L/C Lenders (or, prior to the reimbursement to Issuing Banks with respect thereto from Credit-Linked Deposit Accounts pursuant to Section 2.4(d), Issuing Banks) for each day from and including the date of such Synthetic L/C Disbursement to but excluding the date of payment by Company (or by Administrative Agent pursuant to clause (d) above) at the rate of interest which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Tranche B Term Loans that are LIBOR Loans with notional successive Interest Periods of one month commencing from the Closing Date. Interest payable under this Section 2.4(h) shall be calculated on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable upon demand by Administrative Agent or the date upon which Company reimburses such Synthetic L/C Disbursement in full.
          (i) Resignation or Removal of Issuing Bank. Issuing Bank may resign at any time by giving 30 days’ prior written notice to Administrative Agent, the Lenders and Company. Subject to the next succeeding paragraph, upon the acceptance of any appointment as Issuing Bank hereunder by a Lender that shall, with the consent of Company (such consent not to be unreasonably withheld or delayed), agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Synthetic Letters of Credit hereunder. At the time such removal or resignation shall become effective, Company shall pay all accrued and unpaid fees pursuant to Section 2.11(b). The acceptance of any appointment as Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to Company and Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Credit Documents and (ii) references herein and in the other Credit Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Credit Documents with respect to Synthetic Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Synthetic Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, Company shall, on the Business Day it receives notice from Administrative Agent or the Required Lenders thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the ratable benefit of the Lenders, an amount in cash equal to 105% of the Synthetic L/C Undrawn Amount as of such date plus any accrued and unpaid interest and fees thereon. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of Company under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in investments made at the option and sole discretion of Administrative Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Collateral Agent to reimburse Issuing Bank for Synthetic L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligation of Company for the Synthetic L/C Undrawn Amount at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Synthetic L/C Exposure representing greater than 50% of the total Synthetic L/C Exposure), be applied to satisfy the Obligations. If Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Company within three Business Days after all Events of Default have been cured or waived. If Company is required to provide an amount of cash collateral hereunder pursuant to Section 2.15, such amount (to the extent not applied as aforesaid) shall be returned to Company as and to the extent that, after giving effect to such return, Company would remain in compliance with Section 2.15 (and no Default or Event of Default shall have occurred and be continuing). If Company is required to provide an amount of cash collateral hereunder pursuant to Section 2.14(a), (b), (c) or (d), Company shall on the applicable date specified in Section 2.14(a), (b), (c) or (d), deposit an amount of cash collateral pursuant to this paragraph up to the lesser of the aggregate undrawn face amount of all outstanding Synthetic Letters of Credit on such date and the amount of such Net Cash Proceeds being applied pursuant to Section 2.14(a), (b), (c) or (d).
          (k) Additional Issuing Banks; Existing Letters of Credit. Company may, at any time and from time to time with the consent of Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of the Agreement. Any Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Synthetic Letters of Credit issued or to be issued by such Lender, and, with respect to such Synthetic Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender. To the extent that any Person becomes an Issuing Bank hereunder which has, on the date thereof, issued outstanding letters of credit for the account Company, such letters of credit shall (subject to the conditions set forth of this Section 2.4(a)), with the agreement of Administrative Agent, Company and such Person be deemed issued as Synthetic Letters of Credit hereunder on such date.
          (l) Credit-Linked Deposit Account. The Credit-Linked Deposits shall be held by the Administrative Agent in the Credit-Linked Deposit Account, the Credit-Linked Deposit Account shall be a Deposit Account at the Credit-Linked Deposit Bank in the name of Administrative Agent and under the sole dominion and control of Administrative Agent and no party other than Administrative Agent shall have a right of withdrawal from the Credit-Linked Deposit Account or any other right or power with respect to the Credit-Linked Deposits, except as expressly set forth herein. Notwithstanding any provision in this Agreement to the contrary, the sole funding obligation of each Lender in respect of its participation in Synthetic Letters of Credit shall be satisfied in full upon the funding of its Credit-Linked Deposit on the Closing Date, subject in each case to Section 10.11.
          (i) Each of Company, Administrative Agent, Issuing Bank, the Credit-Linked Deposit Bank and each Lender having a Credit-Linked Deposit hereby acknowledges and agrees that each Lender is funding its Credit-Linked Deposit to Administrative Agent for application in the manner contemplated by this Section 2.4 and that Administrative Agent shall invest the Credit-Linked Deposits (except during periods when such Credit-Linked Deposits, or funds advanced by Administrative Agent against such Credit-Linked Deposits, are used to cover unreimbursed Synthetic L/C Disbursements) in its sole discretion and (without limiting the express obligations of each party hereto) at its sole risk. Any such interest so accrued on Credit-Linked Deposits (the “Credit-Linked Deposit Account Interest”) will be paid to the Lenders by Administrative Agent on each Credit-Linked Deposit Account Interest Payment Date.

          (ii) Company shall have no right, title or interest in or to the Credit-Linked Deposits and no obligations with respect thereto (except for the reimbursement obligations provided in this Section 2.4), it being acknowledged and agreed by the parties hereto that the making of the Credit-Linked Deposits by the Lenders, the provisions of this Section 2.4(l) and the application of the Credit-Linked Deposits in the manner contemplated by this Section 2.4 constitute agreements among Administrative Agent, Issuing Bank, the Credit-Linked Deposit Bank and each Lender with respect to the funding obligations of each Lender in respect of its participation in Synthetic Letters of Credit and do not constitute any loan or extension of credit to Company. The Credit-Linked Deposits shall not be the property of any Credit Party or constitute “Collateral” under any Credit Document or otherwise be available in any manner to satisfy any Obligation of any Credit Party.
          (iii) Subject to Company’s compliance with the cash-collateralization requirements set forth herein, Administrative Agent shall return any remaining Credit-Linked Deposits to the Lenders following the occurrence of the Maturity Date or, to the extent there are no Synthetic Letters of Credit outstanding, upon a reduction of the Synthetic L/C Facility pursuant to Section 2.13 and 2.14.
          (m) Existing Letters of Credit. Schedule 2.4(m) hereto contains a list of all synthetic letters of credit outstanding on the Closing Date pursuant to the Existing DIP Term Credit Facility. From and after the Closing Date, each such synthetic letter of credit, including any extension or renewal thereof shall constitute a “Synthetic Letter of Credit” issued for the account of Company, for all purposes of this Agreement, including, without limitation, calculations of Synthetic L/C Fees and Synthetic L/C Exposure.
          2.5 Pro Rata Shares; Availability of Funds.
          (a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
          (b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company, and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.
          2.6 Use of Proceeds. Company shall utilize the proceeds of the Loans and, with respect to clause (iii) below, the Synthetic Letters of Credit, solely (i) to repay in full the amounts outstanding under the Existing DIP Term Credit Facility and repay a portion of the outstanding Revolving Credit Obligations under the Revolving DIP Credit Agreement, (ii) to pay related transaction costs, fees and expenses, (iii) to provide working capital and for other general corporate purposes from time to time for Company and its Subsidiaries, (iv) to pay interest, fees and expenses owing to the Agents and the Lenders pursuant to this Agreement, (v) to make adequate protection payments with the combined proceeds of the Revolving Facility and the Loans (the “Adequate Protection Portion”) up to the amount specified in the Interim Order or Final Order, as applicable; provided, however, that the Adequate Protection Portion to the extent not used for such purpose shall only be permitted to be used for another purpose to the extent approved in writing by Administrative Agent pursuant to an updated Closing Budget as provided in Section 5.1(p), (vi) for other pre-petition expenses that are approved by the Bankruptcy Court to the extent approved by Administrative Agent and (vii) to pay professionals’ fees and expenses in connection with the Chapter 11 Cases. Company shall not be permitted to use the proceeds of the Loans: (i) to make any adequate protection payments not required under the Interim Order or the Final Order and not approved by the Administrative Agent, (ii) to finance in any way any action, suit, arbitration, proceeding, application, motion or other litigation challenging the validity, perfection, priority, extent or enforceability of the Obligations or the Liens of Collateral Agent on the Collateral, (iii) to finance in any way any action, suit, arbitration, proceeding, application, motion or other litigation challenging the validity, perfection, priority, extent or enforceability of the obligations of Company under the Revolving DIP Credit Agreement or the Liens of the Revolving Collateral Agent on the Collateral, (iv) to make any distribution under a plan of reorganization in any Chapter 11 Case and (v) to make any payment in settlement of any claim, action or proceeding, before any court, arbitrator or other governmental body without the prior written consent of each of Administrative Agent. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
          2.7 Evidence of Debt; Register; Lenders’ Books and Records; Notes.
          (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
          (b) Administrative Agent’s Evidence of Debt. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the Synthetic L/C Exposure of each Lender pursuant to the terms hereof from time to time, (iii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.7 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Obligations in accordance with the terms of this Agreement.
          (c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date, (or, if such notice is delivered after two Business Days prior to the Closing Date, within three Business Days after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans and/or Credit-Linked Deposits.
          2.8 Interest on Loans.
          (a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
          (i) if a Base Rate Loan, at the Base Rate plus 7.00% per annum or
          (ii) if a LIBOR Loan, at the LIBOR Rate plus 10.00% per annum;
     provided that, a portion of the interest on each Loan equal to the PIK Rate that has accrued during such period shall be capitalized on such interest payment date and added to the outstanding principal amount of each Loan (inclusive of any PIK Amount theretofore so added) and the interest otherwise payable in cash shall be reduced by the amount of interest so capitalized. For purposes of this Agreement and the other Credit Documents, the amounts so capitalized hereunder shall bear interest in accordance with this Section 2.8(a) as though such amounts constituted a Loan made by the Lenders hereunder.
          (b) The basis for determining the rate of interest with respect to any Loan, and the LIBOR Period with respect to any LIBOR Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, the Loans initially shall be made as Base Rate Loans. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
          (c) In connection with LIBOR Loans there shall be no more than 3 LIBOR Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a LIBOR Loan in any Funding Notice or Conversion/Continuation Notice, the relevant Loan (if outstanding as a LIBOR Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current LIBOR Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Company fails to specify a LIBOR Period for any LIBOR Loan in any Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected a LIBOR Period of one month. As soon as practicable after 11:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the LIBOR Rate applicable to the relevant Loan for the applicable LIBOR Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.
          (d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans, on the basis of a 360-day year, as the case may be, and (ii) in the case of all LIBOR Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of a LIBOR Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of a LIBOR Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to a LIBOR Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
          (e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity, including final maturity of the Loans.
          2.9 Conversion/Continuation.
          (a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:
          (i) to convert at any time all or any part of any Loans equal to $1,000,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a LIBOR Loan may only be converted on the expiration of the LIBOR Period applicable to such LIBOR Loan unless Company shall pay all amounts due under Section 2.18 in connection with any such conversion; or

          (ii) upon the expiration of any LIBOR Period applicable to any LIBOR Loan, to continue all or any portion of such Loan equal to $1,000,000, and integral multiples of $100,000 in excess of that amount as a LIBOR Loan.
          (b) Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.
          2.10 Default Interest. Upon the occurrence and during the continuance of an Event of Default the principal amount of all Loans and Synthetic L/C Disbursements outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or unreimbursed Synthetic L/C Disbursements or any fees (including, without limitation, the Synthetic L/C Fees) or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy or insolvency laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
          2.11 Fees.
          (a) Intentionally Omitted, and
          (b) Company agrees to pay directly to Issuing Bank, for its own account, the following fees:
          (i) a fronting fee equal to 0.25%, per annum (or such higher rate as may be agreed between Company and Issuing Bank), times the average aggregate daily maximum amount available to be drawn under all Synthetic Letters of Credit (determined as of the close of business on any date of determination); and
          (ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Synthetic Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
          (c) Company agrees to pay to Synthetic L/C Lenders having Synthetic L/C Exposure, letter of credit fees (the “Synthetic L/C Fee”) equal to (1) the rate of interest otherwise payable hereunder with respect to Loans that are LIBOR Loans with notional successive Interest Periods of one month commencing from the Closing Date, times (2) the average daily Total Credit-Linked Deposit; provided, that the Synthetic L/C Fee shall be reduced by the amount of any Credit-Linked Deposit Account Interest received by the Synthetic L/C

Lenders during such period. All fees referred to in this Section 2.11(c) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof and shall accrue and be payable in full whether or not any Synthetic Letter of Credit is outstanding at such time.
          (d) All fees referred to in Section 2.11(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year; provided, however that if such date is not a Business Day, then such fees shall be payable on the immediately preceding Business Day. All fees referred to in Section 2.11(c) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable monthly in arrears on the first day of each month; provided, however that if such date is not a Business Day, then such fees shall be payable on the immediately preceding Business Day.
          (e) In addition to any of the foregoing fees, Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon (including, without limitation, the fees set forth in the Fee Letter).
          2.12 Repayment. Company shall repay the entire principal amount of the outstanding Loans (including the outstanding PIK Amount), together with all other amounts owed by Company hereunder with respect thereto, no later than the Maturity Date.
          2.13 Voluntary Prepayments and Commitment Reductions.
          (a) Voluntary Prepayments. At any time and from time to time, Company may prepay any Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.
          (b) All such prepayments shall be made without premium or penalty, except as set forth in Section 2.18(c):
          (i) upon not less than one Business Day’s prior written notice in the case of Base Rate Loans; and
          (ii) upon not less than three Business Days’ prior written notice in the case of LIBOR Loans; and
          in each case given to Administrative Agent by 12:00 p.m. (New York City time) in writing on the date required to Administrative Agent (and Administrative Agent will promptly transmit such original notice for the Loans by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).
          (c) Voluntary Commitment Reductions.
          (i) Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Total Credit-Linked Deposit in an amount up to the amount by which the Total Credit-Linked Deposit exceeds the Synthetic L/C Undrawn Amount at the time of such proposed termination or reduction; provided, any such return of Credit-Linked Deposit shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.
          (ii) Company’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Total Credit-Linked Deposit shall be effective on the date specified in Company’s notice and shall return the Credit-Linked Deposits of each Lender proportionately to its Pro Rata Share thereof.
          2.14 Mandatory Prepayments/Commitment Reductions. Subject to the provisions of the Intercreditor Agreement, the Loans shall be repaid, the Synthetic L/C Facility shall be reduced and cash collateral shall be provided in respect of Synthetic L/C Undrawn Amounts in accordance with Section 2.4(j) in the manner provided in clauses (a) through (f) below.
          (a) Asset Sales. Promptly but in no event later than two Business Days following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds (other than in connection with Asset Sales permitted by Section 6.9(a)(ii), (c) or (g); provided no Event of Default has occurred and is continuing), Company shall prepay the Loans and accrued interest thereon, permanently reduce the Synthetic L/C Facility and provide cash collateral in respect of Synthetic L/C Undrawn Amounts in accordance with Section 2.4(j) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, however, that Company will only be required to make prepayments, reduce the Synthetic L/C Facility and provide cash collateral under this clause (a) with Net Asset Sale Proceeds (A) from Current Asset Collateral to the extent such Net Asset Sale Proceeds are not required to repay Revolving Credit Obligations or cash collateralize letters of credit under the Revolving DIP Credit Agreement, (B) to the extent such Net Asset Sale Proceeds thereof are greater than $250,000 with respect to any transaction, or series of related transactions or greater than $750,000 in the aggregate, during any Fiscal Year, (C) from Asset Sales of the Property Portfolio, in an aggregate amount equal to 50% of such Net Asset Sale Proceeds; and (D) from the first $5,750,000 of the Net Asset Sale Proceeds of Asset Sales of the assets of a Foreign Subsidiary, to the extent such Net Asset Sale Proceeds are not applied (i) first, to the severance costs that have been incurred by the Company and its Subsidiaries prior to the date of receipt of such Net Asset Sale Proceeds until such amounts are paid in full, and (ii) second, after all severance costs described in clause (i) are paid in full, to amounts outstanding under the Indebtedness permitted pursuant to Section 6.1(l) (it being understood that all Net Asset Sale Proceeds in excess of $5,750,000 from the Asset Sales of the assets of a Foreign Subsidiary shall be prepaid under this Section 2.14(a)). Notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, all Net Asset Sale Proceeds (other than from Current Asset Collateral to the extent such Net Asset Sale Proceeds are required to repay Revolving Loans or cash collateralize letters of credit under the Revolving DIP Credit Agreement) shall be applied by Administrative Agent to prepay the Loans as set forth in Section 2.16 and reduce the Synthetic L/C Facility and provide cash collateral in respect of Synthetic L/C Undrawn Amounts.
          (b) Insurance/Condemnation Proceeds. Promptly, but in no event later than one Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent or Collateral Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Company shall prepay the Loans and accrued interest thereon, permanently reduce the Synthetic L/C Facility and provide cash collateral in respect of Synthetic L/C Undrawn Amounts in accordance with Section 2.4(j) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds provided, however, that (i) Company will only be required to prepay, reduce the Synthetic L/C Facility and provide cash collateral under this clause (b) with Net Insurance/Condemnation Proceeds (A) from Current Asset Collateral to the extent such Net Insurance/Condemnation Proceeds are not required to repay Revolving Loans or cash collateralize letters of credit under the Revolving DIP Credit Agreement, and (B) to the extent such Net Insurance/Condemnation Proceeds thereof are greater than $250,000 with respect to any transaction or series of related transactions and greater than $750,000 in the aggregate during any Fiscal Year and (ii) (A) so long as no Event of Default shall have occurred and be continuing and (B) to the extent that aggregate Net Insurance/Condemnation Proceeds from November 30, 2006 through the applicable date of determination do not exceed $5,000,000, Company shall have the option, directly or through one or more of its Subsidiaries, to invest or enter into a binding commitment to invest, such Net Insurance/Condemnation Proceeds within 90 days of receipt thereof in productive assets of the general type used in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided, that (x) any investment with respect thereto complies with the other provisions of this Agreement, (y) pending such investment, such Net Insurance/Condemnation Proceeds are deposited in a Cash Collateral Account, and (z) any such Net Insurance/Condemnation Proceeds subject to a binding commitment for reinvestment shall be applied to prepay the Loans and accrued interest thereon, or reduce the Synthetic L/C Facility and provide cash collateral under this clause (b) if not reinvested within 180 days of receipt thereof. Notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, all Net Insurance/Condemnation Proceeds (other than from Current Asset Collateral to the extent such Net Insurance/Condemnation Proceeds are required to repay Revolving Loans or cash collateralize letters of credit under the Revolving DIP Credit Agreement) shall be applied by Administrative Agent to prepay the Loans as set forth in 2.16, reduce the Synthetic L/C Facility and provide cash collateral in respect of Synthetic L/C Undrawn Amounts.
          (c) Issuance of Equity Securities. On the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings or any of its Subsidiaries (other than issuances of Capital Stock to Holdings or any of its Subsidiaries and capital contributions to any Subsidiary of Holdings by Holdings or any of its Subsidiaries) after the Closing Date, Company shall prepay the Loans and accrued interest thereon, permanently reduce the Synthetic L/C Facility and provide cash collateral in respect of Synthetic L/C Undrawn Amounts in accordance with Section 2.4(j) (pro rata with the Revolving Loans, to the extent required by the Revolving DIP Credit Agreement) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other costs and expenses associated therewith, including legal fees and expenses, the Commitments and/or Synthetic L/C Commitments shall be permanently reduced by the amount of any such prepayment.
          (d) Issuance of Debt. Within one day of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1) after the Closing Date, Company shall prepay the Loans, permanently reduce the Synthetic L/C Facility and provide cash collateral in respect of Synthetic L/C Undrawn Amounts in accordance with Section 2.4(j) (pro rata with the Revolving Loans, to the extent required by the Revolving DIP Credit Agreement) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other costs and expenses associated therewith, including legal fees and expenses, and the Commitments and/or Synthetic L/C Commitments shall be permanently reduced by the amount of any such prepayment.
          (e) Prepayment Certificate. Concurrently with any prepayment of the Loans, reduction of the Synthetic L/C Facility and cash collateralization of Synthetic L/C Undrawn Amounts pursuant to Sections 2.14(a) through 2.14(d), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds to be prepaid. In the event that Company shall subsequently determines that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans, reduction in the Synthetic L/C Facility and provide additional cash collateral in respect of Synthetic L/C Undrawn Amounts, as applicable, in an amount equal to such excess, and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
          (f) Final Order. Without limiting any other provision of this Agreement or any other Credit Document permitting or requiring prepayment of the Loans in whole or in part, the Company shall prepay the Loans in full, terminate the Synthetic L/C Facility and provide cash collateral in respect of Synthetic L/C Undrawn Amounts in accordance with Section 2.4(j) on the date which is thirty (30) days following the entry of the Interim Order in the event that that Final Order shall not have been entered on or before such date.
          2.15 Application of Prepayments.
          (a) Application of Voluntary Prepayments. So long as no Default or Event of Default shall have occurred and be continuing and, in each case, subject to the terms of the Intercreditor Agreement, any prepayments pursuant to Section 2.13 shall be applied as specified by Company in the applicable notice of prepayment; provided, in the event Company fails to specify the Loans, reduction of the Synthetic L/C Facility or cash collateralization of Synthetic L/C Undrawn Amounts to which any such prepayment shall be applied, such prepayment shall be applied to the Loans and cash collateralization of Synthetic L/C Undrawn Amounts in accordance with Section 2.4(j) on a pro rata basis.
          (b) Application of Mandatory Prepayments. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(d) shall be applied on a pro rata basis to (i) the prepayment of Loans, and (ii) repayment of unreimbursed Synthetic L/C Disbursements, reduction of the Synthetic L/C Facility and/or cash collateralization of Synthetic L/C Undrawn Amounts, in each case, subject to the terms of the Intercreditor Agreement.
          (c) Application of Prepayments of Loans to Base Rate Loans and LIBOR Loans. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.18(c).
          2.16 General Provisions Regarding Payments.
          (a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at Administrative Agent’s Principal Office for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.
          (b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, together with any premium, if applicable.
          (c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.
          (d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
          (e) Whenever any payment to be made hereunder with respect to any Obligation shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.
          (f) Company hereby authorizes Administrative Agent to charge Company’s accounts (other than payroll, tax or trust accounts) with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose). In addition, the Lenders and the Company hereby authorize Administrative Agent to, and Administrative Agent may, from time to time, charge the Loan Account of the Company with any amount due and payable by the Company with respect to the Loans and other Obligations under any Credit Document; provided, that, in the case of expenses, the Administrative Agent shall deliver invoices to Company three (3) Business Days prior to charging the Loan Account for such invoiced expenses. Each of the Lenders and the Company agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 3.3 have been satisfied or waived in accordance with this Agreement. Any amount charged to the Loan Account of the Company in accordance with the terms hereof shall be deemed to constitute Obligations hereunder and shall accrue interest at the rate then applicable to a Loan that is a Base Rate Loan. The Lenders and the Company confirm that any charges which the Administrative Agent may so make to the Loan Account of the Company as herein provided will be made as an accommodation to the Company and solely at the Administrative Agent’s discretion, provided that, in the absence of a continuing Event of Default, the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Company with any amount due and payable under any Credit Document.
          (g) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full
          (h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in the following order:
          (i) first, to pay (x) any Collateral Agent Advances then due to Collateral Agent and (y) Obligations in respect of any expense reimbursements or indemnities then due to any Agent;
          (i) second, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and Issuing Banks;
          (ii) third, to pay Obligations in respect of any fees then due and owing the Lenders and Issuing Banks (other than Synthetic L/C Fees);
          (iii) fourth, to pay interest and Synthetic L/C Fees then due and payable in respect of Loans and Synthetic Letters of Credit, as applicable, on a pro rata basis;
          (iv) fifth to pay or prepay principal amounts on the Loans, unreimbursed Synthetic L/C Disbursements, to provide cash collateral in respect of Synthetic L/C Undrawn Amounts, and to pay amounts due and owing Lenders and

Issuing Banks in respect of Hedge Agreements that are Credit Documents, on a pro rata basis; and
          (v) sixth, to the ratable payment of all other Obligations.
          2.17 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents (if any) with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
          2.18 Making or Maintaining LIBOR Loans.
          (a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBOR Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

          (b) Illegality or Impracticability of LIBOR Loans. In the event that on any date any Lender shall have determined (which determination shall in the absence of manifest error be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the LIBOR Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms hereof.
          (c) Compensation for Breakage or Non-Commencement of LIBOR Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts and a calculation thereof), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Loan by Company does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Loan of Company does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Loans occurs on a date prior to the last day of a LIBOR Period applicable to that

Loan; or (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Company.
          (d) Booking of LIBOR Loans. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
          (e) Assumptions Concerning Funding of LIBOR Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant LIBOR Loans through the purchase of a Eurocurrency deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of LIBOR Rate in an amount and currency equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant LIBOR Period and through the transfer of such Eurocurrency deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.
          2.19 Increased Costs; Capital Adequacy. (a) Subject to Section 2.20 (which shall be controlling with respect to the matters covered thereby), if any Lender, any Agent or the Issuing Bank shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender, any Agent or the Issuing Bank or any Person controlling any such Agent, any such Lender or the Issuing Bank with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender, any Agent or the Issuing Bank or any Person controlling any such Agent, any such Lender or the Issuing Bank, in each case after the date hereof (in each case, whether or not having the force of law) (each a “Change in Law”), shall (i) subject such Agent, such Lender or the Issuing Bank, or any Person controlling such Agent, such Lender or the Issuing Bank to any tax, duty or other charge with respect to this Agreement or any Loan made by such Agent or such Lender or any Synthetic Letter of Credit issued by the Issuing Bank, or change the basis of taxation of payments to such Agent, such Lender or the Issuing Bank or any Person controlling such Agent, such Lender or the Issuing Bank of any amounts payable hereunder (except for taxes on the overall net income of such Agent, such Lender or the Issuing Bank or any Person controlling such Agent, such Lender or the Issuing Bank), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, any Synthetic Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, such Agent, such Lender or the Issuing Bank or any Person controlling such Agent, such Lender or the Issuing Bank or (iii) impose on such Agent, such Lender or the Issuing Bank or any Person controlling such Agent, such Lender or the Issuing Bank any other condition regarding this Agreement or any Loan or Synthetic Letter of Credit, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Agent, such Lender or the Issuing Bank of making any Loan, issuing, guaranteeing or participating in any Synthetic Letter of Credit, or agreeing to make any Loan or issue, guaranty or participate in any Synthetic Letter of Credit, or to reduce any amount received or receivable by such Agent, such Lender or the Issuing Bank hereunder, then, within 5 Business

Days of written demand (including documentation reasonably supporting such request) by such Agent, such Lender or the Issuing Bank, the Borrowers shall pay to such Agent, such Lender or the Issuing Bank such additional amounts as will compensate such Agent, such Lender or the Issuing Bank for such increased costs or reductions in amount; provided, that neither Company nor any of its Subsidiaries shall be required to compensate any Agent, any Lender or the Issuing Bank pursuant to this Section for any increased costs incurred more than 180 days prior to the date that such Agent, such Lender or Issuing Bank notifies Company in writing of the increased costs and of such Agent’s, such Lender’s or Issuing Bank’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.
          (b) If any Agent, any Lender or the Issuing Bank shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Agent, such Lender or the Issuing Bank or any Person controlling such Agent, such Lender or the Issuing Bank, and such Agent, such Lender or the Issuing Bank reasonably determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, Synthetic Letters of Credit issued or any guaranty or participation with respect thereto, such Agent’s, such Lender’s or the Issuing Bank’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Agent’s, such Lender’s or the Issuing Bank’s such other controlling Person’s capital to a level below that which such Agent, such Lender or the Issuing Bank or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, Synthetic Letters of Credit issued, or any guaranty or participation with respect thereto or any agreement to make Loans, to issue Synthetic Letters of Credit or such Agent’s, such Lender’s or the Issuing Bank’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Agent’s, such Lender’s or the Issuing Bank’s or such other controlling Person’s policies with respect to capital adequacy), then, within 5 Business Days of written demand (such demand to include documentation reasonably supporting such request) by such Agent, such Lender or the Issuing Bank, the Borrowers shall pay to such Agent, such Lender or the Issuing Bank from time to time such additional amounts as will compensate such Agent, such Lender or the Issuing Bank for such cost of maintaining such increased capital or such reduction in the rate of return on such Agent’s, such Lender’s or the Issuing Bank’s or such other controlling Person’s capital; provided, that neither Company nor any of its Subsidiaries shall be required to compensate any Agent, Lender or Issuig Bank pursuant to this Section for any increased costs incurred more than 180 days prior to the date that such Agent, such Lender or Issuing Bank notifies Company in writing of the increased costs and of such Agent’s, such Lender’s or Issuing Bank’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.
          (c) All amounts payable under this Section 2.19 shall bear interest from the date that is ten (10) days after the date of demand by any Agent, any Lender or the Issuing Bank until payment in full to such Agent, such Lender or the Issuing Bank at the Prime Rate. A certificate of such Agent, such Lender or the Issuing Bank claiming compensation under this Section 2.19, specifying the event herein above described and the nature of such event shall be submitted by such Agent, such Lender or the Issuing Bank to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Agent’s, such Lender’s or the Issuing Bank’s reasons for invoking the provisions of this Section 2.19, and shall be final and conclusive absent manifest error.
          2.20 Taxes; Withholding, etc. (a) Any and all payments by any Credit Party hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Agent, any Lender or the Issuing Bank (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”)) by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”). If any Credit Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent, any Lender or the Issuing Bank (or any Transferee), (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) such Agent, such Lender or the Issuing Bank (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
               (b) In addition, each Credit Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Document (“Other Taxes”). Each Credit Party shall deliver to each Agent, each Lender and the Issuing Bank official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.
               (c) The Credit Parties hereby jointly and severally indemnify and agree to hold each Agent, each Lender and the Issuing Bank harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.20) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.
               (d) Each Lender (or Transferee) that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall, no later than the Closing Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 10.6 hereof after the Closing Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agents one properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or

881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents and the Credit Parties that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Holdings and is not a controlled foreign corporation related to Holdings (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from any Agent, the assigning Lender or the Lender granting a participation, as applicable. Notwithstanding any other provision of this Section 2.20, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.20(d) that such Non-U.S. Lender is not legally able to deliver.
               (e) The Credit Parties shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 2.20 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.
               (f) Any Agent, any Lender or the Issuing Bank (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.20 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Agent, such Lender or the Issuing Bank (or Transferee) to disclose any information such Agent, such Lender or the Issuing Bank (or Transferee) deems confidential and would not, in the sole determination of such Agent, such Lender or the Issuing Bank (or Transferee), be otherwise disadvantageous to such Agent, such Lender or the Issuing Bank (or Transferee).

               (g) The obligations of the Loan Parties under this Section 2.20 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.21 Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Credit-Linked Deposit becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Commitments, Loans or Synthetic Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments, Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error. Each of Administrative Agent and each Lender agrees to use commercially reasonable efforts to notify Company as promptly as reasonably practicable upon its becoming aware that circumstances exist that would cause Company to become obligated to pay additional amounts pursuant to Sections 2.18, 2.19 and 2.20.
          2.22 Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Loan or its portion of any unreimbursed payment under Sections 2.1(c)(ii) or (iii) or 2.4(d) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; and (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Loans shall, if Company so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Loans shall, if Company so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b). Except as otherwise expressly provided in this Section 2.22, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.
          2.23 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18 (other than Section 2.18(c)), 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within three Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (in each case, other than Ableco and its Related Funds, the “Terminated Lender”), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and Commitments, if any, in full to one or more assignees reasonably acceptable to Administrative Agent (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Company shall pay any fees payable thereunder in connection with any such assignment from an Increased-Cost Lender or a Non-Consenting Lender, and the Defaulting Lender shall pay fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20 or otherwise as if it were a prepayment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that Company may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Company shall have caused each outstanding Synthetic Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
          2.24 Collateral; Grant of Lien and Security Interest.
          (a) As security for the full and timely payment and performance of all of the Obligations, each Credit Party hereby, as of the Interim Order Entry Date and subject thereto, pledges and grants to Collateral Agent, for the benefit of Agents and the Lenders, a security interest in and to and Lien on all of the property, assets or interests in property or assets of such Person, of any kind or nature whatsoever, real or personal, now existing or hereafter acquired or created, including, without limitation, all property of the “estate” (within the meaning of the Bankruptcy Code) of such Credit Party, and all accounts, inventory, goods, contract rights, instruments, documents, chattel paper, patents, trademarks, copyrights and licenses therefor, general intangibles, payment intangibles, letters of credit, letter-of-credit rights, supporting obligations, machinery and equipment, real property, fixtures, leases, all of the Capital Stock of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)) and all of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each direct Subsidiary of such Credit Party (but excluding the Capital Stock of all Foreign Subsidiaries that are not first-tier Foreign Subsidiaries), all of the Capital Stock of all other Persons directly owned by such Credit Party, money, investment property, deposit accounts, all commercial tort claims and all causes of action arising under the Bankruptcy Code or otherwise (including, without limitation, all the proceeds of Avoidance Actions, but excluding such Avoidance Actions), and all cash and non-cash proceeds, rents, products and profits of any of collateral described above (all property of the Loan Parties subject to the security interest referred to in this Section 2.24 being hereafter collectively referred to as the “Collateral”). Notwithstanding anything to the contrary contained in this section, in no event shall the Collateral include or the security interest granted under Section 2.24(a) hereof attach to (a) any lease, license, contract, property rights or agreement to which any Credit Party is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Credit Party therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code and any other insolvency or similar law of any other jurisdiction) or principles of equity), provided however that the Collateral shall include and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above, (b) any “intent to use” Trademark applications for which a statement of use has not been filed, (but only until such statement is filed), and (c) equipment owned by any Credit Party that is subject to a purchase money Lien or a Capital

Lease if the contract or other agreement in which such Lien is granted (or in the documentation providing for such Capital Lease) prohibits or requires the consent of any Person other than the Company and its Affiliates as a condition to the creation of any other Lien on such equipment (collectively, the “Excluded Property”); provided, however, the foregoing shall not include any proceeds, substitutions or replacements of the above (unless such proceeds, substitutions or replacements would constitute Excluded Property).
               (b) Upon entry of the Interim Order or Final Order, as the case may be, the Liens and security interests in favor of Collateral Agent referred to in Section 2.24(a) hereof shall be valid and perfected Liens and security interests in the Collateral, prior to all other Liens and security interests in the Collateral, other than for the Permitted Priority Liens (and, subject to the terms of the Intercreditor Agreement, the Liens securing the Revolving Credit Obligations). Such Liens and security interests and their priority shall remain in effect until the Commitments shall have been terminated and all Obligations (other than contingent indemnity obligations) shall have been repaid in cash in full.
               (c) Notwithstanding anything herein to the contrary (i) all proceeds received by the Agents and Lenders from the Collateral subject to the Liens granted in this Section 2.24 and in each other Credit Document and by the Orders shall be subject to the prior payment of (x) Carve-Out Expenses to the extent set forth in clause “first” of the definition of the term “Agreed Administrative Expense Priorities”, and (y) subject to the terms of the Intercreditor Agreement, the Revolving Credit Obligations, and (ii) no Person entitled to such Carve-Out Expenses shall be entitled to sell or otherwise dispose, or seek or object to the sale or other disposition, of any Collateral.
          2.25 Administrative Priority. Each of Credit Parties agrees for itself that the Obligations of such Person shall constitute allowed administrative expenses in the Chapter 11 Cases, having priority over all administrative expenses of and unsecured claims against such Person now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code, subject only to the (x) prior payment of Carve-Out Expenses to the extent set forth in clause “first” of the definition of the term “Agreed Administrative Expense Priorities” and (y) subject to the terms of the Intercreditor Agreement, the Revolving Credit Obligations.
          2.26 Grants, Rights and Remedies. The Liens and security interests granted pursuant to Section 2.24(a) hereof and the administrative priority granted pursuant to Section 2.25 hereof may be independently granted by the Orders and by other Credit Documents hereafter entered into. This Agreement, the Orders and such other Credit Documents supplement each other, and the grants, priorities, rights and remedies of Agents and Lenders hereunder and thereunder are cumulative.
          2.27 No Filings Required. The Liens and security interests referred to herein shall be deemed valid and perfected by entry of the Interim Order or the Final Order, as the case may be, and entry of the Interim Order shall have occurred on or before the date of any Credit Extension. The Collateral Agent shall not be required to file any financing statements, mortgages, certificates of title, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, the Interim Order or the Final Order, as the case may be, or any other Credit Document; provided, that Collateral Agent shall be permitted to file any financing statements (and is hereby authorized to describe the Collateral as “all assets” or “all personal property of the Company or Guarantors, as applicable), mortgages, certificates of title, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action with respect to the Lien and security interest granted by or pursuant to this Agreement.
          2.28 Survival. The Liens, lien priority, administrative priorities and other rights and remedies granted to Agents and Lenders pursuant to this Agreement, the Orders and the other Credit Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by any Credit Party (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Chapter 11 Cases, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:
               (a) except for the Carve-Out Expenses to the extent set forth in clause “first” or, subject to the terms of the Intercreditor Agreement, the Revolving Credit Obligations in clause “second” of the definition of the term “Agreed Administrative Expense Priorities” as set forth in Section 2.25, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on parity with any claim of Agents and Lenders against any Credit Party in respect of any Obligation; and
               (b) upon entry of the Interim Order or Final Order, as applicable, the Liens in favor of Agents and Lenders set forth in Section 2.24(a) hereof shall constitute valid and perfected first priority Liens and security interests, subject only to Permitted Priority Liens (and, subject to the terms of the Intercreditor Agreement, the Liens securing the Revolving Credit Obligations) to which such Liens and security interests may be subordinate and junior, and shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever (other than Permitted Priority Liens).
          2.29 Further Assurances. (a) Subject to the terms, conditions and provisions of this Agreement and the Intercreditor Agreement, the Credit Parties shall take any other actions reasonably requested by Agents and Lenders from time to time to cause the attachment, perfection and first priority of, and the ability of Agents and Lenders to enforce, the security interest of Agents and Lenders in any and all of the Collateral, including, without limitation, (i) executing and delivering any requested Collateral Document, (ii) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Credit Party’s signature thereon is required therefor, (iii) causing Collateral Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Collateral Agent to enforce, the security interest of Collateral Agent in such Collateral, (iv) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Collateral Agent to enforce, the security interest of Collateral Agent in such Collateral, and (v) using commercially reasonable efforts to obtain the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any law, as applicable in any relevant jurisdiction.
               (b) Each of the Borrower and each Guarantor consents to the grant by the Borrower and each other Guarantor of a security interest in all investment property and general intangibles (including, without limitation limited liability company interests and partnership interests) to the Collateral Agent and, without limiting the foregoing, consents to the transfer of any such investment property or general intangibles (including, without limitation limited liability company interests and partnership interest) to the Collateral Agent or its nominee following an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.
          2.30 Payment of Obligations. Upon the Maturity Date (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Credit Documents, Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.
          2.31 No Discharge; Survival of Claims. Company agrees that (a) the Obligations hereunder shall survive the entry of an order (i) confirming any plan of reorganization in any of the Chapter 11 Cases; (ii) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; or (iii) dismissing any of the Chapter 11 Cases, and (b) the superpriority administrative claim granted to Agent and Lenders pursuant to the Interim Order and Final Order and described in Section 2.25 and the Liens granted to the Secured Parties pursuant to the Credit Documents and approved by the Bankruptcy Court pursuant to the Interim Order and Final Order and described in Section 2.24 shall continue in full force and effect and maintain their priority as set forth in the Interim Order and the Final Order until the occurrence of the Maturity Date.
          2.32 Waiver of any Primary Rights. Other than (x) the prior payment of Carve-Out Expenses to the extent set forth in clause “first” of the definition of the term “Agreed Administrative Expense Priorities” and (y) subject to the terms of the Intercreditor Agreement, the Revolving Credit Obligations, Company and each Guarantor hereby irrevocably waive any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Lien securing the Obligations, or to approve or grant a claim of equal or greater priority than the Obligations.
          2.33 Securitization. The Credit Parties hereby acknowledge that the Lenders may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). The Credit Parties shall cooperate with the Lenders and their

Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Credit Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose additional costs on the Credit Parties (other than costs of a de minimis nature) and (ii) any such amendment or additional documentation does not adversely affect the rights, or increase the obligations (other than increases of a de minimis nature), of the Credit Parties under the Credit Documents or change or affect in a manner adverse to the Credit Parties the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Credit Document or in any writing delivered by or on behalf of any Credit Party to the Lenders in connection with any Credit Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading, and such indemnity shall survive any transfer by the Lenders or their permitted successors or assigns of the Loans and (ii) agreeing to reimburse the Lenders for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.
          3. CONDITIONS PRECEDENT
          3.1 Closing Date. The obligation of any Lender to make the Tranche B Term Loan on the Closing Date and to fund the Total Credit-Linked Deposit Account on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions:
          (a) Credit Documents. Administrative Agent shall have received copies of each Credit Document originally executed and delivered by each applicable Credit Party.
          (b) Orders and Other Bankruptcy Court Filings. The Bankruptcy Court shall have entered the Interim Order, in form and substance reasonably satisfactory to each of Administrative Agent (i) authorizing and approving the credit facilities under this Agreement and the transactions contemplated hereby and thereby, including, without limitation, the granting of the super-priority status, security interests and liens, and the payment of all fees, referred to herein and in the Fee Letter and (ii) lifting the automatic stay to permit the Credit Parties to perform their obligations and the Lenders to exercise their rights and remedies with respect to the credit facilities under this Agreement, which Interim Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of Administrative Agent. The administrative agent under the Revolving DIP Credit Agreement and the administrative agent under the Existing Second Lien Credit Agreement shall not have objected to the entry of the Interim Order. The Interim Order shall find and conclude that the Credit Documents were negotiated in good faith and that the Agents and the Lenders are entitled to the protections of Section 364(e) of the Bankruptcy Code.
          (c) Existing DIP Term Credit Facility. The obligations under the Existing DIP Term Credit Facility do not exceed $104,500,000 with respect to principal plus outstanding letters of credit on the Closing Date. The Existing Credit Facility and all liens and guarantees with respect thereto shall have been terminated and the obligations thereunder satisfied, in each case, in form and substance reasonably satisfactory to Administrative Agent.
          (d) Automatic Stay. Pursuant to the terms of the Interim Order the automatic stay shall have been modified to permit the creation and perfection of the Secured Parties’ Liens and security interests and shall have been automatically vacated to permit enforcement of Secured Parties’ rights and remedies under this Agreement and the Credit Documents.
          (e) Organizational Documents; Incumbency. Administrative Agent shall have received (i) a copy of each Organizational Document executed and delivered by each Credit Party to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Revolving Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an officer as being in full force and effect without modification or amendment; (iv) a good standing certificate or equivalent (if available) from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date and (v) such other documents as Administrative Agent may reasonably request. The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedule 4.1(b).
          (f) Environmental Reports. Administrative Agent shall have received any existing written reports and other material written information, in form, scope and substance reasonably satisfactory to Administrative Agent, regarding environmental matters relating to the Term Loan Facilities.
          (g) Financial Statements, Closing Budgets and Budget. On or before the Closing Date, Administrative Agent shall have received (i) the Historical Financial Statements, (ii) pro forma consolidated and Consolidating balance sheets of Holdings and its Subsidiaries as at the Closing Date, and reflecting the consummation of the transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance reasonably satisfactory to Administrative Agent, (iii) a copy of the Closing Budgets, certified as a true and correct copies thereof by an Authorized Officer of Holdings, together with a certificate of an Authorized Officer of Holdings stating that each such Closing Budget has been prepared on a reasonable basis and in good faith and is based on assumptions believed by Company to be reasonable at the time made and from the best information then available to Company, which such Closing Budgets shall be in form and substance reasonably satisfactory to the Agents and (iv) a copy of the Budget, certified as a true and correct copy thereof by an Authorized Officer of Holdings, together with a certificate of an Authorized Officer of Holdings stating that such Budget has been prepared on a reasonable basis and in good faith and is based on assumptions believed by Company to be reasonable at the time made and from the best information then available to Company, which Budget shall be in form and substance reasonably satisfactory to the Agents The financial statements described in clause (i) above shall show Consolidated Adjusted EBITDA of Holdings (calculated in accordance with Regulation S-X and including only those adjustments that Administrative Agent agrees are appropriate) for the last twelve-month period for which financial statements are available, in an amount satisfactory to the Administrative Agent.
          (h) Collateral. Evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under Collateral Documents, to the extent required hereby. All UCC financing statements and searches necessary or desirable in connection with the liens and security interests granted pursuant to the Collateral Documents shall have been duly made, all intellectual property filings shall have been made, all filing and recording fees and taxes shall have been duly paid in each case to the extent requested by the Administrative Agent prior to the Closing Date. Collateral Agent shall have a valid security interest in, and Liens on, the Collateral covered thereby which security interests and Liens are, to the extent required under the Collateral Documents (subject to Section 10.27), perfected security interests and Liens with the priorities set forth in the Intercreditor Agreement (to the extent applicable). Collateral Agent shall have a valid security interests in, and Liens on (i) 100% of the Capital Stock of each Domestic Subsidiary owned by a Credit Party and such Capital Stock shall be subject to a perfected security interest in favor of the Collateral Agent, together with related written opinions of counsel to the Credit Parties as to such matters as Administrative Agent may reasonably request and (ii) 100% of the voting (and 100% of the non-voting) Capital Stock of each first-tier Foreign Subsidiary. Subject to Section 5.14, all stock certificates and all other possessory collateral constituting Fixed Asset Collateral shall have been delivered to Collateral Agent (or its bailee) on behalf of the Lenders.
          (i) Evidence of Insurance. Collateral Agent shall have received a certificate from Company’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.
          (j) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Kirkland & Ellis LLP, counsel for the Credit Parties, as to such matters as Administrative Agent may reasonably request dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).
          (k) Fees. Company shall have paid to Agents the fees payable on the Closing Date referred to in Section 2.11 and all remaining invoiced fees and reasonable out-of-pocket expenses (including reasonable fees and out-of-pocket expenses of counsel) required to be paid to the Agents on or before the Closing Date shall have been paid.

          (l) Closing Date Certificate. Company shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.
          (m) No Litigation. There shall not exist any unstayed action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents or the Revolving Credit Documents, or that could reasonably be expected to have a Material Adverse Effect.
          (n) Material Adverse Effect. There shall not have occurred any event or circumstance since November 30, 2007 which has resulted in a Material Adverse Effect.
          (o) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or may reasonably request.
          (p) Patriot Act. The Agents and Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.
          (q) Revolving Facility. Administrative Agent shall have received a fully executed or conformed copy of the Revolving DIP Credit Agreement and any agreements executed in connection therewith (including without limitation, any orders entered by the Bankruptcy Court which are required by Administrative Agent and an amendment (the “Revolving DIP Credit Agreement Amendment”) to the Revolving DIP Credit Agreement that permanently reduces the Revolving Commitments to $90,000,000, in each case, in form and substance reasonably satisfactory to Administrative Agent, certified as true and correct copies thereof by an Authorized Officer of Holdings, together with a certificate of an Authorized Officer of Holdings stating that such agreements remain in full force and effect and that none of the Credit Parties has breached or defaulted in any of its obligations under such agreements. Simultaneously with the execution of this Agreement on the Closing Date, the Revolving DIP Credit Agreement Amendment and Intercreditor Agreement shall each have been executed by Revolving Administrative Agent, Revolving Collateral Agent, the lenders under the Revolving DIP Credit Agreement, as applicable, and the Credit Parties and shall each be in full force and effect, shall include terms and provisions reasonably satisfactory to Administrative Agent and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent. Simultaneously with the execution of this Agreement on the Closing Date, all conditions set forth in Section 3 in the Revolving DIP Credit Agreement Amendment shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent. After giving effect to the Credit Extensions on the Closing Date, (a)

Excess Availability (as defined in the Revolving DIP Credit Agreement) shall not be less than $50,000,000 and (b) all accounts payable of the Credit Parties shall be at a level and in a condition consistent with the payments of such accounts payable shown on the Closing Budgets. The Company shall deliver to the Collateral Agent a certificate of the chief financial officer of Holdings certifying as to the matters set forth in clauses (a) and (b) above and containing the calculation of Excess Availability.
          (r) Existing Letters of Credit. Holdings and its Subsidiaries shall have made arrangements reasonably satisfactory to Administrative Agent with respect to the cancellation or cash collateralization of any letters of credit outstanding thereunder, the inclusion of such letters of credit as Synthetic Letters of Credit under this Agreement or the issuance of Synthetic Letters of Credit to replace and/or support the obligations of Holdings and its Subsidiaries with respect thereto.
          (s) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all material consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.
          (t) Lien Searches. The Collateral Agent shall have received certified copies of request for copies of information on Form UCC-11, listing all effective financing statements which name as debtor any Credit Party, together with copies of such financing statements, none of which, except (A) subject to the Intercreditor Agreement, for the Liens securing the Revolving Credit Obligations, (B) for the Liens securing the Existing DIP Term Credit Facility and the Existing Second Lien Credit Agreement and (C) as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except (x) subject to the Intercreditor Agreement, for the Liens securing the Revolving Credit Obligations, (y) for the Liens securing the Existing DIP Term Credit Facility and the Existing Second Lien Credit Agreement and (z) as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens.
          3.2 Final Facility Effective Date. The obligation of any Lender to make any Loan and to fund the Total Credit-Linked Deposit Account after the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions:
          (a) Final Order. The Bankruptcy Court shall have entered the Final Order by no later than 30 days after the Interim Order Entry Date, each in form and substance reasonably satisfactory to each of Administrative Agent (i) authorizing and approving the credit facilities under this Agreement, the Revolving Facilities and the transactions contemplated hereby and thereby, including, without limitation, the granting of the super-priority status, security interests and liens, and the payment of all fees, referred to herein and in the Fee Letter and (ii) lifting the automatic stay to permit Company and the Guarantors that are debtors under the Bankruptcy Code to perform their obligations and the Lenders to exercise their rights and remedies with respect to the credit facilities under this Agreement and the Revolving Facilities, which Final Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of Administrative Agent. The administrative agent under the Revolving DIP Credit Agreement and the administrative agent under the Existing Second Lien Credit Agreement shall have not objected to the entry of the Final Order. The Final Order shall find and conclude that the Credit Documents were negotiated in good faith and that the Agents and the Lenders are entitled to the protections of Section 364(e) of the Bankruptcy Code.
          (b) Automatic Stay. Pursuant to the terms of the Final Order, the automatic stay shall have been modified to permit the creation and perfection of the Secured Parties’ Liens and security interests and shall have been automatically vacated to permit enforcement of Secured Parties’ rights and remedies under this Agreement and the Credit Documents.
          (c) Collateral. Collateral Agent shall have a perfected valid security interests in, and Liens on (i) 100% of the Capital Stock of each Domestic Subsidiary (owned by a Credit Party), (ii) 100% of the voting Capital Stock (and 100% of the non-voting Capital Stock) of each first-tier material Foreign Subsidiary (as reasonably determined by Administrative Agent). Subject to Section 5.14, all stock certificates and all other possessory collateral constituting Fixed Asset Collateral shall have been delivered to Collateral Agent (or its bailee) on behalf of the Lenders.
          (d) Fees. Company shall have paid to Agents the fees payable referred to in Section 2.11 and all remaining invoiced fees and reasonable out-of-pocket expenses (including reasonable fees and out-of-pocket expenses of counsel) required to be paid to the Agents shall have been paid.
          (e) Financial Information; Budget. The Agents shall have received (i) an updated Budget in accordance with Section 5.1(p) hereof and (ii) updated Closing Budgets to the extent permitted pursuant to the terms of this Agreement, together with a certificate of an Authorized Officer of Holdings stating that such updated Budget and Closing Budgets have been prepared on a reasonable basis and in good faith and are based on assumptions believed by Company to be reasonable at the time made and from the best information then available to Company.
          (f) Material Adverse Effect. There shall not have occurred any event or circumstance since the Closing Date which has resulted in a Material Adverse Effect.
          (g) No Litigation. There shall not exist any unstayed action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents or the Revolving Credit Documents, or that could reasonably be expected to have a Material Adverse Effect.
          Each Lender, by delivering its signature page to this Agreement and funding a a Loan or Credit-Linked Deposit Account on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.
          3.3 Conditions to Each Credit Extension.
          (a) Conditions Precedent. The obligation of each Lender to make any Credit Extension on any Credit Date or Synthetic L/C Lender to make a Credit-Linked Deposit Account on the Closing Date (other than clause (i) below) are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following additional conditions precedent:
          (i) Administrative Agent shall have received a fully executed and delivered Funding Notice;
          (ii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all respects on the Closing Date and true and correct in all material respects on any other Credit Extension Date (except to the extent already qualified by materiality and except for the representations and warranties contained in Section 4.24 which shall be true and correct in all respects) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;
          (iii) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;
          (iv) on or before the date of issuance of any Synthetic Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Synthetic Letter of Credit; and
          (v) any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.
          (b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Company may give Administrative Agent telephonic notice (or electronic mail) by the required time of any proposed borrowing, conversion/continuation or issuance of a Synthetic Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice (or electronic mail) referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

          4. REPRESENTATIONS AND WARRANTIES
          In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender and Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct:
          4.1 Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and (to the extent such concept is relevant) in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1(a), (b) subject to entry of the Orders (as applicable), has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, in each case in all material respects, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or (to the extent such concept is relevant) in good standing could not be reasonably expected to have a Material Adverse Effect.
          4.2 Capital Stock and Ownership. The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable (to the extent such concept is relevant but excluding an unlimited liability company). Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings or each of its Subsidiaries in their respective Subsidiaries as of the Closing Date after giving effect to the borrowings under this Agreement.
          4.3 Due Authorization. Subject to the entry of the Orders, when applicable, the execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
          4.4 No Conflict. Subject to the entry of the Orders, when applicable, the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the borrowings under this Agreement and incurrence of the Revolving Credit Obligations under the Revolving Credit Documents and the other transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any material law or any material governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government in any jurisdiction binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract of Holdings or any of its

Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties, and the Liens securing the Revolving Credit Obligations); or (d) require any material approval of stockholders, members or partners or any material approval or material consent of any Person under any Material Contract of Holdings or any of its Subsidiaries, except for such material approvals or material consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and such material approvals or material consents required to be obtained in the ordinary course of business.
          4.5 Governmental Consents. Subject to the entry of the Orders, when applicable, the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date (including, without limitation, filings necessary to release existing Liens and/or to perfect the Liens granted to Collateral Agent) and (ii) entry of the Orders.
          4.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and, subject to the entry of the Orders, when applicable, is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
          4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and, with respect to such unaudited financial statements, the absence of footnotes. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and any of its Subsidiaries taken as a whole, except as disclosed in Schedule 4.7.
          4.8 Budgets and Closing Budgets. Each Closing Budget, when delivered shall be believed by the Company at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Company, and shall have been based on assumptions believed by the Company to be reasonable at the time made and upon the best information then reasonably available to the Company, and at the time delivered the Company shall not be aware of any facts or information that would lead it to believe that such Closing Budget is incorrect or misleading in any material respect; provided, each Closing Budget is not to be viewed as fact and that actual results during the period or periods covered by each Closing Budget may differ from such Closing Budget and that such differences may be material. The Budget, when delivered, shall be believed by the Company at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Company, and shall have been based on assumptions believed by the Company to be reasonable at the time made and upon the best information then reasonably available to the Company, and at the time delivered the Company shall not be aware of any facts or information that would lead it to believe that such Budget, is incorrect or misleading in any material respect.
          4.9 No Material Adverse Change. Since November 30, 2007, no event, circumstance or change has occurred that has caused, either in any case or in the aggregate, a Material Adverse Effect.
          4.10 No Restricted Junior Payments. Except as set forth in Schedule 4.10, since November 30, 2007, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.5.
          4.11 Adverse Proceedings, etc. Except as set forth on Schedule 4.11, there are no unstayed Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. No Credit Party (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, orders, rules or regulations of any court of competent jurisdiction or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality to which Holdings, any of its Subsidiaries or any of their respective assets is subject, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          4.12 Payment of Taxes. Except as otherwise permitted under Section 5.3, all national, federal and other material tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed (including extensions), and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges in all applicable jurisdictions upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable (including extensions), except for those assessments, fees and other governmental charges which are being contested in good faith by appropriate proceedings, diligently prosecuted and for which reserves have been provided as required under GAAP.
          4.13 Properties.
          (a) Title. Each of Holdings and its Subsidiaries has (i) good and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except (A) for assets disposed of since the date of such financial statements in the ordinary course of business or prior to the Closing Date, (B) Permitted Liens, (C) minor defects in title that do not materially interfere with each of the Holdings’ and its Subsidiaries’ ability to conduct business as currently conducted or proposed to be conducted as permitted under this Agreement, or (D) as otherwise permitted under Section 6.10 or (E) where such invalidity or unenforceability could not reasonably be except to result in Material Adverse Effect. Except as permitted by the Credit Documents, all such properties and assets are free and clear of Liens (other than Permitted Liens).
          (b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of all Real Estate Assets. As of the Closing Date, Schedule 4.13 also describes any purchase options, rights of first refusal or other contractual rights pertaining to any Real Estate Assets owned by any Credit Party.
          4.14 Environmental Matters. Except for the items set forth on Schedule 4.14, neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except for the items set forth on Schedule 4.14, neither Holdings nor any of its Subsidiaries has received any letter or written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state or foreign law, the subject of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except for the items set forth on Schedule 4.14, there are and, to each of Holdings’ and its Subsidiaries’ actual knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except for the items set forth on Schedule 4.14, neither Holdings or any of its Subsidiaries nor, to any Credit Party’s actual knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ nor any of its Subsidiaries’ operations involves the transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state or foreign equivalent, except as in material compliance with Environmental Law. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. Each Credit Party hereby acknowledges and agrees that no Agent, Lender or other Secured Party or any of their respective officers, directors, employees, attorneys, agents and representatives (i) is now, or has ever been, in control of any Facility or any Credit Party’s affairs, and (ii) has the capacity or the authority through the provisions of the Credit Documents or otherwise to direct or influence any (A) Credit Party’s conduct with respect to the ownership, operation or management of any Facility, (B)

undertaking, work or task performed by any employee, agent or contractor of any Credit Party or the manner in which such undertaking, work or task may be carried out or performed, or (C) compliance with Environmental Laws. None of the items disclosed on Schedule 4.14 either individually or in the aggregate with all other environmental liabilities of Holdings and its Subsidiaries could be reasonably expected to have a Material Adverse Effect.
          4.15 No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its unstayed Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
          4.16 Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts, as of the Closing Date, are in full force and effect and no defaults exist thereunder.
          4.17 Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, state or foreign statute or regulation which may limit its ability to incur the Indebtedness under this Agreement or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
          4.18 Margin Stock. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.
          4.19 Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and Company, threatened against any of them before the National Labor Relations Board or a labor board of any foreign jurisdiction and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of Holdings and Company, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
          4.20 Employee Benefit Plans. Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions of ERISA and the Internal Revenue Code with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable opinion or determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and to the knowledge of the Holdings nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No material liability to the PBGC (other than required premium payments), or the Internal Revenue Service, has been or is reasonably expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is not an amount which could reasonably be expected to have a Material Adverse Effect if required to be paid. Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied in all material respects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. There have been no improper withdrawals or applications of the assets of the Pension Plans or the Employee Benefit Plans except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets or liabilities of the Pension Plans or the Employee Benefit Plans as of the Closing Date, or with respect to any such dispute arising after the Closing Date, that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no Pension Plan in respect of which an event has occurred that could reasonably be expected to require immediate or accelerated funding in respect of unfunded liabilities or other deficit amounts.
          4.21 Compliance with Statutes, etc. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          4.22 Disclosure. No written representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or notice or written statements (other than the Budget, the Closing Budgets and projections) (to the extent such notices or written statements are required to be delivered by any Credit Party under any Credit Document) furnished (when furnished and taken as a whole) to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made. The Budget, the Closing Budgets and any projections contained in such materials are based upon good faith estimates and assumptions believed by Holdings to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material. Notwithstanding anything contained herein to the contrary, its is hereby acknowledged and agreed by Agents and Lenders, that (i) the Budget, the Closing Budgets and any projections contained in such materials are subject to uncertainties and contingencies, which may be beyond Holdings’, its Subsidiaries’ or Affiliates’ control, (ii) neither the Holdings nor any of its Subsidiaries gives any assurances that the projected results in any such projections will be realized and (iii) the actual results may differ from the projected results set forth in such projections and such differences may be material. There are no facts known to Holdings or any of its Subsidiaries (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or (including as contemplated by Section 5.1(f)(iii) following the date hereof) in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.
          4.23 Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
          4.24 Administrative Priority; Lien Priority.
                    (i) After the Interim Order Entry Date or the Final Order Entry Date, as the case may be, the Obligations of the Credit Parties will constitute allowed administrative expenses in the Chapter 11 Cases, having priority in payment over all other administrative expenses and unsecured claims against the Credit Parties now existing or hereafter arising, of any kind or nature whatsoever, to the extent provided and so more fully set forth in the Interim Order and the Final Order, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b),

506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code, subject only to (x) the prior payment of Carve-Out Expenses to the extent set forth in the Agreed Administrative Expense Priorities and (y) subject to the terms of the Intercreditor Agreement, the Revolving Credit Obligations.
                    (ii) Upon entry of the Interim Order or the Final Order, as the case may be, the Lien and security interest of Collateral Agent on the Collateral shall be a valid and perfected first priority Lien, subject only to Permitted Priority Liens.
                    (iii) On or after the Interim Order Entry Date and prior to the Final Order Entry Date, the Interim Order is in full force and effect, and has not been reversed, modified, amended, stayed or vacated absent the written consent of the Agents, the Requisite Lenders and the Company, and after the Final Order Entry Date, the Final Order is in full force and effect, and has not been reversed, modified, amended, stayed or vacated absent the written consent of the Agents, the Requisite Lenders and the Company.
                    (iv) After the entry of the Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), notwithstanding the provisions of Section 362 of the Bankruptcy Code, upon the Maturity Date (whether by acceleration or otherwise) of any of the Obligations, Administrative Agent and Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder, without further application to or order by the Bankruptcy Court, as more fully set forth in the Interim Order and the Final Order.
          4.25 Appointment of Trustee or Examiner; Liquidation. No order has been entered in any Chapter 11 Case (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code or (iii) to convert any Chapter 11 Case to a Chapter 7 case or to dismiss any Chapter 11 Case.
          4.26 Insurance. Each Credit Party keeps its property adequately insured and maintains (i) public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons and (ii) such other insurance as may be required by law. Schedule 4.26 sets forth a list of all insurance maintained by each Credit Party on the Closing Date.
          4.27 Intellectual Property. Except as set forth on Schedule 4.27, each Credit Party owns or licenses or otherwise has the right to use all material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not have a Material Adverse Effect. Set forth on Schedule 4.27 is a complete and accurate list as of the Closing Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, tradenames, copyrights and copyright applications of each Credit Party necessary for the conduct of its business. No product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Credit Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding use of any of the foregoing is pending or threatened, except for such infringements and conflicts which could not have, individually or in the aggregate, a Material Adverse Effect.
          4.28 Location of Bank Accounts. Schedule 4.28 sets forth a complete and accurate list as of the Closing Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Credit Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).
          4.29 Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 4.29 sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Credit Party, (ii) the jurisdiction of organization of each Credit Party, (iii) the organizational identification number of each Credit Party (or indicates that such Credit Party has no organizational identification number), (iv) each place of business of each Credit Party, (v) the chief executive office of each Credit Party and (vi) the federal employer identification number of each Credit Party.
          4.30 Locations of Collateral. There is no location at which any Credit Party has any Collateral with fair market value in excess of $50,000 (except for Inventory in transit, motor vehicles, equipment out for repair, inventory held by third party processors consistent with past business practices or collateral in possession of the Collateral Agent (or its agent)) other than (i) those locations listed on Schedule 4.30 (as updated from time to time by written notice to the Administrative Agent) and (ii) any other locations approved in writing by the Collateral Agent from time to time.
          4.31 Intercompany Loans and Stock Certificates. Schedule 4.31 sets forth a complete and accurate list as of the Closing Date of all intercompany loans and all stock certificates owned by each Credit Party. Part A of Schedule 4.31 sets forth a complete and accurate list as of the Closing Date of all intercompany loans that are evidenced by a promissory note. Part B of Schedule 4.31 sets forth a complete and accurate list as of the Closing Date of all intercompany loans that are not evidenced by a promissory note.
          4.32 Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.
          4.33 Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Credit Documents are true and correct in all respects at the time as of which such representations were made and on the

Closing Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.
          5. AFFIRMATIVE COVENANTS
          Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Synthetic Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
          5.1 Financial Statements and Other Reports. Company will deliver to Administrative Agent (and Administrative Agent will, after receipt thereof, deliver to each Lender):
          (a) Monthly Reports. Within 30 days after the end of each fiscal month ending after the Closing Date (other than the month in which financial statements are required to be delivered pursuant to clauses (b) or (c) below), (i) the unaudited consolidated and Consolidating balance sheet of Holdings and its Subsidiaries (other than, to the extent not required to be included therein under GAAP, any Foreign Subsidiary in existence as of the Closing Date with respect to which bankruptcy, insolvency, administration or similar proceedings have commenced; provided, in such case, individual financial statements with respect to such Foreign Subsidiary are delivered to Administrative Agent for such period) as at the end of such month and the related unaudited consolidated and Consolidating statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Closing Budgets, all in reasonable detail, and (ii) the monthly operating report of Holdings and its Subsidiaries, in each case, together with a Financial Officer Certification.
          (b) Quarterly Financial Statements. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited consolidated and Consolidating balance sheets of Holdings and its Subsidiaries (other than, to the extent not required to be included therein under GAAP, any Foreign Subsidiary in existence as of the Closing Date with respect to which bankruptcy, insolvency, administration or similar proceedings have commenced; provided, in such case, individual financial statements with respect to such Foreign Subsidiary are delivered to Administrative Agent for such period) as at the end of such Fiscal Quarter and the related unaudited consolidated and Consolidating (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Closing Budgets, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto.
          (c) Annual Financial Statements. Within 150 days after the end of each Fiscal Year, (i) the consolidated and Consolidating balance sheets of Holdings and its

Subsidiaries as at the end of such Fiscal Year and the related consolidated and Consolidating (and with respect to statements of income, unaudited consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Closing Budgets, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized international standing selected by Holdings, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating that in making the examination necessary therefore, no knowledge was obtained of any Default or Event of Default relating to the covenants contained in Section 6.8, except as specified in such certificate (it being understood that such examination extended only to financial accounting matters and that no special or separate investigation was made with respect to the existence of Defaults or Events of Default generally).
          (d) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate.
          (e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated and Consolidating financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(c) will differ in any material respect from the consolidated and Consolidating financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation by a financial officer of Holdings for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent.
          (f) Notice of Default. Promptly upon any officer of any Holdings or any of its Subsidiaries obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or any of its Subsidiaries with respect thereto; (ii) that any Person has given any written notice to Holdings or any of its Subsidiaries with respect to any event or condition that would result in an Event of Default under Section 8.1; or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of one of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed

Event of Default, Default, default, event or condition, and what action Holdings or its Subsidiaries has taken, is taking and proposes to take with respect thereto.
          (g) Notice of Litigation. Promptly upon any officer of Holdings or any of its Subsidiaries obtaining knowledge of (i) the institution of, or written threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any such Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably requested by Administrative Agent to enable Lenders and their counsel to evaluate such matters.
          (h) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event (other than the events described in clauses (i), (ii) or (ix) of the definition of ERISA Event), a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) at the request of Administrative Agent, each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request.
          (i) Insurance Certificates. As soon as practicable and in any event within 10 days following any renewal of any insurance policy required to be maintained by Section 5.5, a copy of an updated certificate of insurance with lender endorsements, each in compliance with the requirements of Section 5.5.
          (j) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent, and an explanation of any actions being taken with respect thereto;
          (k) Information Regarding Collateral. Company will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s legal name, (ii) in any Credit Party’s organizational structure or jurisdiction of organization or (iii) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number (or equivalent thereof in any jurisdiction). Company and the Guarantors agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise in any jurisdiction whatsoever that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for Collateral Agent at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Company also agrees promptly to notify Collateral Agent in writing if (i) any material portion of the Collateral is damaged or destroyed or (ii) any Authorized Officer of any Credit Party obtains knowledge thereof, any event that may have a material adverse effect on the value of the Collateral or any portion thereof, the ability of any Credit Party or the Collateral Agent to dispose of the Collateral or any portion thereof, or the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof.
          (l) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements and periodic reports sent or made available generally by Holdings or any of its Subsidiaries to their respective security holders, and (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any corresponding material governmental or private regulatory authority in any jurisdiction, and (B) such other information with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender (acting through Administrative Agent).
          (m) Certification of Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, Company shall indicate in writing whether such document or notice contains Nonpublic Information. Any document or notice delivered pursuant to this Section 5.1 shall be deemed to contain Nonpublic Information unless Company specifies otherwise or such document or notice is filed with the Bankruptcy Court or in connection with reporting requirements of Securities and Exchange Commission. Each Credit Party and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Company, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, Syndtrak or another relevant website or information platform (the “Platform”), any document or notice which contains Nonpublic Information (or is deemed to contain Nonpublic Information) shall not be posted on that portion of the Platform designated for such public side Lenders. If Company has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Nonpublic Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Holdings, its Subsidiaries and their Securities.
          (n) Reorganization Matters. All monthly reports, projections or other similar materials, including valuations, as well as all pleadings, motions, applications and judicial information, in each case promptly when filed by or on behalf of Company or any Guarantor with the Bankruptcy Court or promptly when provided by or to the U.S. Trustee (or any information officer, examiner or interim receiver, if any, appointed in any Chapter 11 Case) or the Committee, at the time such document is filed with the Bankruptcy Court, or provided by or, to the U.S. Trustee (or any information officer, monitor or interim receiver, if any, appointed in any Chapter 11 Case) or any Committee.

          (o) Cash Forecasts and Reconciliations. Not later than 2:00 p.m. (New York time) on Friday of each week, an updated rolling cash flow forecast for the following 13-week period, in form and substance satisfactory to Administrative Agent. As soon as available and in any event within three (3) Business Days after the end of each week commencing with the first week ending after the Closing Date, a reconciliation, in form and substance acceptable to the Agent and the Requisite Lenders, of the actual cash collections and disbursements of the Credit Parties for such week to the budgeted line item amounts set forth in the Budget for such week.
          (p) Budget. On or about the fifth Business Day of each fiscal month, a Budget for the next succeeding 13-week period, prepared on a weekly basis and otherwise in form and substance reasonably satisfactory to the Administrative Agent, which Budget, when delivered and as so updated, shall be (A) in form consistent with the Budget delivered to the Agents on or prior to the Closing Date, (B) believed by the Company at the time furnished to be reasonable, (C) prepared on a reasonable basis and in good faith at the time prepared, and (D) based on assumptions believed by the Company to be reasonable at the time made and upon the best information then reasonably available to the Company, and shall be accompanied by a certificate of an Authorized Officer of the Company certifying as to the matters set forth in subclauses (A), (B), (C) and (D) above.
          (q) Revolving Credit Documents. Promptly after delivery or receipt thereof, copies of all reports and notices (including borrowing base certificates submitted to the Revolving Administrative Agent by the Company but excluding the daily borrowing base reports received from the Revolving Administrative Agent under the Revolving Credit Document) delivered to or received from the Revolving Administrative Agent or the Revolving Credit Lenders under the Revolving Credit Documents (other than reports and notices (or corresponding reports and notices) already delivered to the Administrative Agent and the Lenders under this Agreement).
          5.2 Existence. Except as otherwise permitted under Section 6.9 or Section 6.10, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.
          5.3 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all national, federal and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if (i) stayed pursuant to the Chapter 11 Cases or (b) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).
          5.4 Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof in each case in this paragraph, except where the failure to do so could not reasonably be expected to materially adversely affect the value or usefulness of such properties, it being understood that this Section 5.4 is not intended to limit dispositions of assets otherwise permitted by Section 6.9.
          5.5 Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.
          5.6 Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent, Collateral Agent or any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, and unless an Event of Default has occurred and is continuing, all upon reasonable written notice and at such reasonable times during normal business hours and as often as may reasonably be requested (and, after an Event of Default has occurred and is continuing, all upon notice, and access will not be limited to normal business hours). The Credit Parties agree to pay (i) $1,500 per day per third party examiner plus the examiner’s out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations and (ii) the cost of all visits, audits, inspections, valuations and field examinations conducted by a third party on behalf of the Agents; provided that, prior to the occurrence and continuance of any Default or Event of Default, the Credit Parties shall only be required to reimburse Administrative Agent, the Collateral Agent and the Lenders for the reasonable cost of visits, audits, inspections, valuations and field examinations (limited to two (2) of any of the foregoing in any Fiscal Year in the aggregate) (including internally allocated fees and expenses of employees of Administrative Agent and expenses of any such representatives retained by Administrative Agent as to which invoices have been furnished to Company).
          5.7 Lenders Meetings. Company will, upon the reasonable request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Quarter to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.
          5.8 Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), except for such noncompliance which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          5.9 Environmental.
          (a) Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:
          (i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims, except for such environmental matters or Environmental Claims that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
          (ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency in any jurisdiction under any applicable Environmental Laws where such Release could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (3) Holdings’ discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
          (iii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to give rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency in any jurisdiction, where such Release could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (3) any request for information from any governmental agency in any jurisdiction that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity, where such investigation or Hazardous Materials Activity could reasonably be expected to have a Material Adverse Effect;
          (iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations and such failure could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws, except where such obligations or requirements could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
          (v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).
          (b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          5.10 Subsidiaries.

          (a) In the event that any Person (other than a Immaterial Subsidiary) becomes a Domestic Subsidiary, Company shall (i) cause such Subsidiary to become a Guarantor hereunder and a party to the applicable Collateral Documents (if any) by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such agreements, including Foreign Collateral Agreements, documents, instruments, agreements, and certificates in connection with granting Liens and perfecting the security interest with respect to such Liens, in favor of Collateral Agent, for the benefit of Secured Parties, under the Credit Documents, including granting a pledge of all of the Capital Stock of each of such new Guarantor’s directly-owned Domestic Subsidiaries and 100% of the voting (and 100% of the non-voting) Capital Stock of other first-tier Foreign Subsidiaries, in each case, together with related written opinions of counsel to the Credit Parties as to such matters as Administrative Agent may reasonably request and in form and substance satisfactory to Administrative Agent. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, (x) such written notice shall be deemed to supplement Schedule 4.1(b) and 4.2 for all purposes hereof and (y) all actions and deliverables pursuant to this Section 5.10 shall be completed on or prior to the 15th Business Day after any such Person becomes a Domestic Subsidiary.
          (b) Company shall deliver all stock certificates and all possessory collateral with respect to any Subsidiary of Holdings that is not a Guarantor reasonably requested by Administrative Agent to the extent such delivery is permitted by applicable law and does not result in material adverse tax consequences to Holdings or its Subsidiaries.
          (c) In the event that Administrative Agent reasonably determines that any Domestic Subsidiary of Holdings that is not a Guarantor ceases to be an Immaterial Subsidiary, Company shall (i) cause such Subsidiary to become a Guarantor hereunder and a party to the applicable Collateral Documents (if any) by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such agreements, including Foreign Collateral Agreements, documents, instruments, agreements, and certificates in connection with granting Liens and perfecting the security interest with respect to such Liens, in favor of Collateral Agent, for the benefit of Secured Parties, under the Credit Documents, including granting a pledge of all of the Capital Stock of each of such new Guarantor’s directly-owned Domestic Subsidiaries and 100% of the voting (and 100% of the non-voting) Capital Stock of other first-tier Foreign Subsidiaries, in each case, together with related written opinions of counsel to the Credit Parties as to such matters as Administrative Agent may reasonably request and in form and substance satisfactory to Administrative Agent. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, (x) such written notice shall be deemed to supplement Schedule 4.1(b) and 4.2 for all purposes hereof and (y) all actions and deliverables pursuant to this Section 5.10 shall be completed on or prior to the 15th Business Day after any such Person ceases to be an Immaterial Subsidiary.

          (d) Upon request by Administrative Agent, Company shall cause all Capital Stock of any material Foreign Subsidiary identified by Administrative Agent which is subject to a security interest in favor of the Collateral Agent pursuant to any Credit Document to be subject to a perfected security interest in favor of the Collateral Agent pursuant to a Foreign Collateral Agreement in the applicable jurisdiction for such Foreign Subsidiary, in form and substance satisfactory to Administrative Agent, together with related written opinions of counsel to the Credit Parties as to such matters as Administrative Agent may reasonably request and in form and substance satisfactory to Administrative Agent.
          5.11 Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Holdings, and its Subsidiaries and all of the outstanding Capital Stock of Company and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries). Promptly upon receipt, each Credit Party shall deliver to the Collateral Agent any original stock certificates issued to such Credit Party and all intercompany promissory notes of such Credit Party, accompanied by undated stock powers executed in blank and other proper instruments of transfer.
          5.12 Trade Payables. Unless otherwise consented to by Administrative Agent or Requisite Lenders, each Credit Party will pay all Postpetition trade accounts payable before the same become more than 10 Business Days past due, except (a) trade accounts payable contested in good faith or (b) trade accounts payable in an aggregate amount not to exceed $5,000,000 at any time outstanding and with respect to which no proceeding to enforce collection has been commenced or, to the knowledge of such Credit Party, threatened.
          5.13 Control Accounts; Approved Deposit Accounts.
          (a) Each Credit Party shall (i) deposit in an Approved Deposit Account all cash it receives, (ii) not establish or maintain any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than an Approved Deposit Account; provided, however, that each Credit Party may (w) maintain payroll, withholding tax and other fiduciary accounts, (x) maintain other accounts as long as the aggregate balance for all such Credit Parties in all such other accounts does not exceed $100,000 at any time, (y) maintain the Disbursement Accounts (as defined in the Revolving DIP Credit Agreement) in accordance with the terms of the Revolving DIP Credit Agreement, (z) maintain the Deposit Accounts with Scotiabank subject to the provisions of Section 5.14(c) and (aa) maintain any Deposit Account in which the Company maintains any Investment permitted by Section 6.7(h).
          (b) Each Credit Party shall (i) instruct each Account Debtor or other Person obligated to make a payment to it under any Account or General Intangible to make payment, or to continue to make payment, to an Approved Deposit Account and (ii) deposit in an

Approved Deposit Account immediately upon receipt all Proceeds of such Accounts and General Intangibles received by Holdings, Company or any of their Subsidiaries from any other Person.
          (c) In the event (i) any Credit Party or any Deposit Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) Collateral Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply with the terms of the applicable Deposit Account Control Agreement or Blocked Account Agreement or (iii) Collateral Agent determines in its discretion, exercised in a commercially reasonable manner, that the financial condition of a Deposit Account Bank has materially deteriorated, each Credit Party shall notify all of its respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.
          (d) In the event (i) any Credit Party or any Approved Securities Intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) Collateral Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement or (iii) Collateral Agent determines in its discretion, exercised in a commercially reasonable manner, that the financial condition of an Approved Securities Intermediary has materially deteriorated, each Credit Party shall notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.
          (e) Collateral Agent shall establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as Collateral Agent in its sole discretion shall determine; provided, however, that no Cash Collateral Account shall be established with respect to the assets of any Foreign Subsidiary. Each Credit Party agrees that each such Cash Collateral Account shall meet the requirements set forth in the definition of “Cash Collateral Account”. Each Credit Party hereby irrevocably waives its rights to direct the application of all funds in such Cash Collateral Account and none of Holdings, Company or any other Credit Party or Person claiming on behalf of or through Holdings, Company or any other Credit Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the Maturity Date.
          (f) The requirements of this Section 5.13 shall not apply to any Foreign Subsidiary.
          5.14 Post-Closing Obligations. (a) Within thirty (30) days of the Closing Date (or such later date as Administrative Agent may agree), Company shall (i) cause Collateral Agent to have a perfected security interest in 100% of the voting Capital Stock and 100% of the non-voting Capital Stock of each first-tier Foreign Subsidiary as reasonably requested by the Administrative Agent, including, Autopartes Excel de Mexico S.A. de C.V. (Mexico), Dura de Mexico SA de CV, Ltd. JV, Dura/Excel do Brasil Ltda, Dura UK Limited, and, each other first-tier Foreign Subsidiary as reasonably requested by the Administrative Agent, organized under the laws of France, England & Wales, Scotland or Germany, in each case, pursuant to Foreign Collateral Agreements in the applicable jurisdiction for each such Foreign Subsidiary, in form and substance satisfactory to Administrative Agent; and, (ii) deliver related written opinions of counsel to the Credit Parties in connection therewith as to such matters as Administrative Agent may reasonably request. Collateral Agent (or its bailee) shall have received all pledged stock certificates and all possessory collateral for each Subsidiary of Company referred to in the immediately preceding sentence, together with stock powers or other appropriate instruments of transfer for such certificates executed in blank.
          (b) Within thirty (30) days of the Closing Date (or such later date as Administrative Agent may agree), the Credit Parties shall take all reasonable action necessary to perfect, under applicable non-bankruptcy law, the lien of the Collateral Agent in any aircraft owned by such Credit Party.
          5.15 New Plan of Reorganization. (a) On or before March 14, 2008, the Credit Parties shall file (i) a revised chapter 11 plan of reorganization (the “New Plan”) and (ii) an amended disclosure statement (the “Amended Disclosure Statement”), each in form and substance satisfactory to the Administrative Agent and providing, inter alia, for payment in full in Cash of all of the Obligations on the effective date of the New Plan.
          (b) On or before April 15, 2008, the Company shall procure a commitment from a Person or Persons reasonably acceptable to the Administrative Agent to provide equity exit financing to the Company and the Guarantors (whether in the form of a rights offering, new equity or otherwise) upon the effectiveness of the New Plan, in an amount and on terms and conditions acceptable to the Administrative Agent.
          (c) On or before May 8, 2008, the Company shall procure a commitment from a Person or Persons reasonably acceptable to the Administrative Agent to provide debt exit financing to the Company and the Guarantors upon the effectiveness of the New Plan, in an amount and on terms and conditions acceptable to the Administrative Agent.
          (d) On or before May 15, 2008, the Bankruptcy Court shall have approved the Amended Disclosure Statement pursuant to an order, and on other terms, in form and substance satisfactory to the Administrative Agent.
          (e) On or before June 9, 2008, the Bankruptcy Court shall have entered an order in form and substance satisfactory to the Administrative Agent confirming the New Plan.
          (f) On or before June 20, 2008, the effective date of the New Plan shall have occurred and the transactions contemplated as part of the New Plan shall have closed.
          6. NEGATIVE COVENANTS
          Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (excluding contingent indemnification obligations not due and payable at or prior to the time the Commitments have been terminated and all other Obligations have been paid in full) and cancellation or expiration of all Synthetic Letters of Credit such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

          6.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
          (a) the Obligations;
          (b) (A)(x) Indebtedness of any Guarantor Subsidiary to Company or to any other Guarantor Subsidiary, or of Company to any Guarantor Subsidiary and (y) Indebtedness of any Foreign Subsidiary of Holdings that is not a Credit Party to Company or any Guarantor Subsidiary in aggregate outstanding amount for all such Indebtedness not to exceed at any time $10,000,000; provided, (i) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, (ii) all such Indebtedness shall be evidenced by promissory notes subject to a Lien (subject to the priorities set forth in the Intercreditor Agreement) pursuant to the Credit Documents and delivered to Collateral Agent (or its bailee), (iii) all such Indebtedness shall (if owed by a Credit Party) be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of any applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, (iv) such intercompany Indebtedness shall be due and payable (and shall be actually repaid and not subsequently reborrowed for a period of at least 60 days) on or before the date that is 120 days following incurrence of the Indebtedness represented thereby, and (v) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary (if it is a Credit Party) to Company or to any of its Subsidiaries for whose benefit such payment is made, (B) Indebtedness of any Subsidiary of Holdings that is not a Credit Party to any other Subsidiary of Holdings that is not a Credit Party and (C) Indebtedness of Dura Automotive do Brazil Ltda. to Company in an aggregate outstanding amount not to exceed at any time $1,450,000;
          (c) Indebtedness with respect to the Revolving Credit Obligations in an aggregate principal amount not exceeding the Revolving Credit Facility Cap Amount (as defined in the Intercreditor Agreement);
          (d) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Holdings or any such Subsidiary pursuant to such agreements, in connection with dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries permitted hereunder;
          (e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
          (f) Indebtedness in respect of netting services, overdraft protections (in an amount not to exceed $100,000) and otherwise in connection with deposit accounts;

          (g) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries;
          (h) Indebtedness existing on the Closing Date, described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness;
          (i) Indebtedness with respect to Capital Leases and other purchase money Indebtedness of Credit Parties in an aggregate amount not to exceed at any time $250,000 outstanding; provided, that with respect to purchase money Indebtedness, (i) any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, (ii) any such Indebtedness shall constitute not less than 90% of the aggregate consideration paid with respect to such asset as of the date of incurrence of such Indebtedness and (iii) the aggregate consideration paid with respect to such asset shall not exceed the fair market value thereof;
          (j) Indebtedness with respect to Capital Leases and other purchase money Indebtedness of Foreign Subsidiaries which are not Credit Parties in an aggregate amount not to exceed at any time $6,000,000 outstanding; provided, that with respect to purchase money Indebtedness, (i) any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, (ii) any such Indebtedness shall constitute not less than 90% of the aggregate consideration paid with respect to such asset as of the date of incurrence of such Indebtedness and (iii) the aggregate consideration paid with respect to such asset shall not exceed the fair market value thereof;
          (k) Indebtedness incurred to finance insurance premiums and owing to the applicable insurance company providing the applicable policy;
          (l) Indebtedness of any Foreign Subsidiary of Holdings that is not a Credit Party in connection with account factoring arrangements not to exceed at any time €19,000,000 outstanding;
          (m) Indebtedness of the Credit Parties and their Subsidiaries in an aggregate amount not to exceed at any time $2,000,000 outstanding;
          (n) Indebtedness incurred in connection with (i) the Existing Mexican L/C provided that such Indebtedness at no time exceeds 4,700,000 Mexican Pesos and (ii) letters of credit issued for the benefit of any Subsidiary of the Company that is not a Credit Party provided that the aggregate amount of all such Indebtedness incurred pursuant to this clause (ii) shall not at any time exceed $5,000,000; and
          (o) Indebtedness, to the extent the applicable obligations are Indebtedness, constituting a Sale and Lease-Back Transaction permitted by Section 6.11.
          6.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute in any jurisdiction, except:
          (a) Liens in favor of Collateral Agent granted pursuant to any Credit Document;
          (b) subject to the terms of the Intercreditor Agreement, Liens of the Revolving Collateral Agent securing the Revolving Credit Obligations;
          (c) Liens on the Collateral (including replacement Liens) securing obligations under the Existing Second Lien Credit Agreement, which Liens are, in each case, junior and subordinate to the Liens securing the Obligations pursuant to the Orders;
          (d) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or are stayed as a result of the filing of the Chapter 11 Cases;
          (e) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts or are stayed as a result of the filing of the Chapter 11 Cases;
          (f) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof or are stayed as a result of the filing of the Chapter 11 Cases;
          (g) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;
          (h) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
          (i) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder in the ordinary course of business consistent with past practices;

          (j) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
          (k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (l) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
          (m) licenses of patents, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;
          (n) Liens securing Indebtedness permitted by Section 6.1(i) or (j) (secured only on the applicable property financed by such Indebtedness) and Section 6.1(l);
          (o) Liens securing Indebtedness permitted under Section 6.1(k); provided that (i) such Liens are limited to securing only the unpaid premiums under the applicable insurance policy and (ii) such Liens only encumber the proceeds of the applicable insurance policy;
          (p) Liens existing on the Closing Date described in Schedule 6.2;
          (q) Liens on assets of Foreign Subsidiaries that are not Credit Parties securing Indebtedness permitted pursuant to Section 6.1(b)(A)(y) or 6.1(b)(B);
          (r) Liens in favor of (i) the issuer of the Existing Mexican L/C in connection with the cash collateralization of the Existing Mexican L/C and (ii) the issuers of the letters of credit issued in accordance with Section 6.1(n)(ii) in connection with the cash collateralization of such letters of credit; and
          (s) To the extent constituting Liens, the rights of JCI pursuant to the JCI Agreements.
          6.3 Formation of Domestic Subsidiaries. No Credit Party shall, nor shall it permit any of its Subsidiaries to, form any new Domestic Subsidiaries after the Closing Date without approval of Administrative Agent.
          6.4 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness, including Indebtedness under Section 6.1(i) and Section 6.1(j), or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and, (c) the rights of any Foreign Subsidiary of Holdings that is not a Credit Party under or relating to the factoring arrangements and related Indebtedness permitted by Section 6.1(l), no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
          6.5 Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) Company may make adequate protection payments with respect to the Existing Second Lien Credit Agreement to the extent provided in the Orders and (b) so long as no Default or Event of Default shall be caused thereby, Company may make Restricted Junior Payments to Holdings (i) to the extent necessary to permit Holdings to pay reasonable general administrative costs and expenses and (ii) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose.
          6.6 Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any unstayed consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(i) that impose restrictions on the property so acquired and (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.
          6.7 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any other Person, including without limitation any Joint Venture, except:
          (a) Investments in Cash and Cash Equivalents;
          (b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in Company and any wholly-owned Guarantor Subsidiaries of Company and Investments made after the Closing Date by any Subsidiary of Holdings that is not a Credit Party in any other Subsidiary of Holdings that is not a Credit Party;
          (c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;
          (d) intercompany loans to the extent permitted under Section 6.1(b);
          (e) Investments described in Schedule 6.7;
          (f) Investments in an aggregate amount not to exceed at any time $2,000,000 outstanding;
          (g) loans and advances to employees of Holdings and its Subsidiaries in the ordinary course of business not at any time exceeding $25,000 to any one employee or $150,000 in the aggregate;
          (h) Investments in (i) a Deposit Account held at the issuer of the Existing Mexican L/C in connection with the cash collateralization of the Existing Mexican L/C provided that such Investment at no time exceeds 4,700,000 Mexican Pesos and (ii) any Deposit Account held at the issuer of any letter of credit issued in accordance with Section 6.1(n)(ii) in connection with the cash collateralization of any such letter of credit; and
          (i) Investments in any Joint Venture in an aggregate amount not to exceed at any time $1,000,000 outstanding.
          Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.
          6.8 Financial Covenants.
          (a) Minimum EBITDA. Consolidated Adjusted EBITDA for the applicable period set forth below shall not be less than the following amounts corresponding to such period:

Period	Minimum EBITDA
January 1 to January 27, 2008	$740,000
January 1, 2008 to February 24, 2008	$7,815,000
January 1, 2008 to March 30, 2008	$19,087,000
January 1, 2008 to April 27, 2008	$23,668,000
January 1, 2008 to May 25, 2008	$28,092,000
January 1, 2008 to June 29, 2008	$42,130,000
          (b) Maximum Consolidated Capital Expenditures. Consolidated Capital Expenditures for the applicable period set forth below shall not exceed the following amounts corresponding to such period:

Period	Specified Amount
January 1 to January 27, 2008	$8,077,000
January 1, 2008 to February 24, 2008	$14,448,000
January 1, 2008 to March 30, 2008	$20,603,000
January 1, 2008 to April 27, 2008	$26,974,000
January 1, 2008 to May 25, 2008	$32,746,000
January 1, 2008 to June 29, 2008	$38,885,000
          provided, however, that if, for any period indicated above, Consolidated Capital Expenditures are less than the Specified Amount (each a “Specified Amount” and the difference between such Specified Amount and such Consolidated Capital Expenditures (each an “Excess Amount”)), additional Consolidated Capital Expenditures in subsequent fiscal months not exceeding the aggregate cumulative Excess Amounts shall be permitted.
          (c) Calendar Month Budget Compliance. At no time shall the Total Utilization of Revolving Commitments exceed (i) for the month ending February 29, 2008, 25% of the Total Utilization of Revolving Commitments set forth in the Calendar Month Budget for the month of February 2008, and (ii) for each month thereafter, by no more than the greater of (A) $10,000,000 and (B) 25% of the Total Utilization of Revolving Commitments set forth in the Calendar Month Budget for the last day of the immediately preceding month, if the date of determination is on or before the 15th day of such month, or for the last day of such month, if the date of determination is on or after the 16th day of such month; provided that no amendment of or modification to the Calendar Month Budget approved by Administrative Agent following a breach arising under this provision shall be effective to cure or waive such breach without the consent of the Requisite Lenders.
          (d) Fiscal Month Budget Compliance. At no time shall the cash restructuring costs of Holdings and its Subsidiaries exceed 120% of the cash restructuring charges of Holdings and its Subsidiaries set forth in the Fiscal Month Budget for the period from the Closing Date to the last day of the month in which such determination is made, on a cumulative basis; provided that no amendment of or modification to the Fiscal Month Budget approved by Administrative Agent following a breach arising under this provision shall be effective to cure or waive such breach without the consent of the Requisite Lenders.
          6.9 Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger, amalgamation or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

          (a) (i) any Subsidiary of Company may be merged or amalgamated with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, in the case of such a merger, Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person and (ii) any Subsidiary of Company that is not a Credit Party may be merged with or into any other Subsidiary of Company that is not a Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Subsidiary of Company that is not a Credit Party;
          (b) sales or other dispositions of assets that do not constitute Asset Sales;
          (c) sales or other dispositions of Dura Auto Systems Reiche GmbH;
          (d) Asset Sales of obsolete, worn-out or surplus property or property no longer useful or necessary in the operation of the business and disposed of in the ordinary course of business;
          (e) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of Company and its Subsidiaries;
          (f) Asset Sales pursuant to an order approved by the Bankruptcy Court and Administrative Agent;
          (g) factoring arrangements to the extent permitted by Section 6.1(l); and
          (h) Asset Sales to the extent made pursuant to Sections 5, 6 and 7 of the Modification Agreement and Section 3(b)(vi) of the Access Agreement, in each case subject to the terms and conditions of the JCI Agreements.
          6.10 Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge (except as in existence on the Closing Date and permitted by Section 6.2) or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.
          6.11 Sales and Lease-Backs. Except as set forth on Schedule 6.11, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than

Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease (a “Sales and Lease-Back Transaction”).
          6.12 Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Credit Parties; (b) any transaction between any Subsidiary of Company which is not a Credit Party and any other Subsidiary of Company which is not a Credit Party; (c) the indemnification of and reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (d) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (e) transactions permitted pursuant to Sections 6.1(b), 6.5, 6.7 and 6.9; and (f) transactions described in Schedule 6.12.
          6.13 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar, related corollary or complementary businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.
          6.14 Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. Except as permitted pursuant to the Orders, and, with respect to the Revolving Credit Documents and the Revolving Credit Obligations except as permitted in the Intercreditor Agreement, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (i) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness (other than intercompany Indebtedness in accordance with this Agreement) or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (ii) except for the Obligations and the Revolving Credit Obligations and voluntary prepayments of intercompany Indebtedness not otherwise prohibited by this Agreement, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by Section 6.1), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iii) except as permitted by Section 6.9 and except with the consent of the Administrative Agent such consent not to be unreasonably withheld, amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          6.15 Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.
          6.16 Bankruptcy Court Orders; Administrative Priority; Lien Priority; Payment of Claims.
                    (i) at any time, seek, consent to or suffer to exist any reversal, modification, amendment, stay or vacation of any of the Orders, except for modifications and amendments agreed to by the Agents and the Requisite Lenders;
                    (ii) at any time, suffer to exist a priority for any administrative expense or unsecured claim against any of the Credit Parties (now existing or hereafter arising of any kind or nature whatsoever), including without limitation any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c) 726 and 1114 of the Bankruptcy Code equal or superior to the priority of the Agent and the Lenders in respect of the Obligations, except as provided in Section 2.25 and except (x) for the Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in clause “first” of the definition of the term “Agreed Administrative Expense Priorities” and (y) subject to the terms of the Intercreditor Agreement, the Revolving Credit Obligations;
                    (iii) at any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders in respect of the Collateral, except for Permitted Priority Liens;
                    (iv) prior to the date on which the Obligations have been paid in full in cash, the Credit Parties shall not pay any administrative expense claims except (i) Priority Professional Expenses and other payments pursuant to sub-clause (i) of clause “first” of the definition of the term “Agreed Administrative Expense Priorities”, (ii) Obligations due and payable hereunder and, subject to the terms of the Intercreditor Agreement, the Revolving Credit Obligations, and (iii) other administrative expense and professional claims incurred in the ordinary course of the business of the Credit Parties or their respective Chapter 11 Cases, in each case to the extent and having the order of priority set forth in the definition of the term “Agreed Administrative Expense Priorities”; and

                    (v) no Credit Party shall, nor shall it permit any of its Subsidiaries to, incur, create, assume or suffer to exist any obligation to make adequate protection payments, or otherwise provide adequate protection, other than as set forth in the Orders or as otherwise approved by the Requisite Lenders and Administrative Agent.
          6.17 Limitation on Prepayments of Prepetition Obligations.
          (a) Except as otherwise permitted pursuant to the Orders, as set forth in the Budget, or as consented by Administrative Agent and Syndication Agent (but subject, in each case, to clause (b) below), no Credit Party shall (i) make any payment or prepayment on or redemption or acquisition for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) of any Prepetition Indebtedness or other Prepetition Date obligations of any Credit Party, (ii) pay any interest on any Prepetition Indebtedness of any Credit Party (whether in cash, in kind securities or otherwise), or (iii) make any payment or create or permit any Lien pursuant to Section 361 of the Bankruptcy Code (or pursuant to any other provision of the Bankruptcy Code authorizing adequate protection), or apply to the Bankruptcy Court for the authority to do any of the foregoing; provided, that any Credit Party (x) subject to the Carve-Out Expenses, may make payments for administrative expenses that are allowed and payable under Sections 330 and 331 of the Bankruptcy Code, and (y) may make payments permitted by the “first day” orders and orders approving the assumption of executory contracts and unexpired leases, in each case, and approved by Administrative Agent. In addition, no Credit Party shall permit any of its Subsidiaries to make any payment, redemption or acquisition which such Credit Party is prohibited from making under the provisions of this Section 6.18.
          (b) Except as otherwise consented to by Administrative Agent and Syndication Agent, no Credit Party shall make any payment pursuant to Section 361 of the Bankruptcy Code (or pursuant to any other provision of the Bankruptcy Code authorizing adequate protection), whether or not permitted by the Orders, at any time after an Event of Default has occurred and for so long as it is continuing.
          6.18 Certain Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract that is adverse to the Agents and the Lenders.
          6.19 Investment Company Act of 1940. No Credit Party shall engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.
          6.20 ERISA. Except to the extent resulting in liability not exceeding $2,500,000 in the aggregate at any time, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (i) engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code

for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any new employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law or as in existence on the Closing Date; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.
          6.21 Environmental. No Credit Party shall, nor shall it permit any of its Subsidiaries to, permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in material compliance with Environmental Laws or as could not reasonably be expected to result in a Material Adverse Effect.
          6.22 Federal Reserve Regulations. No Credit Party shall, nor shall it permit any of its Subsidiaries to, permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board of Governors.
          7. GUARANTY
          7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a), or any equivalent provision in any applicable jurisdiction) (collectively, the “Guaranteed Obligations”).
          7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state or foreign law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
          7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a), or any equivalent provision in any applicable jurisdiction), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company becoming the subject of a case under the Bankruptcy Code or other similar legislation in any jurisdiction, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
          7.4 Liability of Guarantors Absolute. Each Guarantor agrees that to the extent permitted by applicable law its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment or performance of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, to the extent permitted by applicable law, each Guarantor agrees as follows:
          (a) this Guaranty is a guaranty of payment when due and not of collectibility. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

          (b) subject to the terms of the Orders, Administrative Agent may enforce this Guaranty upon the occurrence and continuance of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;
          (c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;
          (d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
          (e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or the Hedge Agreements; and

          (f) subject to the entry of the Orders, as applicable, this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent obligations for which no claim has been asserted)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
          7.5 Waivers by Guarantors. To the extent permitted by applicable law, each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
          7.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations (other than contingent obligations for which no claim has been asserted) shall have been paid in full and all Synthetic Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations (other than contingent obligations for which no claim has been asserted) shall have been indefeasibly paid in full and the Commitments (if any) terminated and all Synthetic Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent obligations for which no claim has been asserted) shall not have been irrevocably paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall promptly be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.
          7.7 Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall promptly be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
          7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent obligations for which no claim has been asserted) shall have been paid in full and the Commitments (if any) terminated and all Synthetic Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
          7.9 Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.
          7.10 Financial Condition of Company. Any Credit Extension may be made to Company or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.
          7.11 Bankruptcy, etc. In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

          7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale. Administrative Agent agrees to provide evidence in form and substance reasonably acceptable to it of such release upon the reasonable request and at the expense of Company.
          7.13 Indemnity. In addition to the guarantee specified in this Section 7, the Guarantors agree to indemnify and save the Beneficiaries harmless from and against all costs, losses, expenses and damages it may suffer as a result or consequence of any inability by the Beneficiaries to recover the ultimate balance due or remaining unpaid to the Beneficiaries on account of the Guaranteed Obligations, including, without limitation, legal fees incurred by or on behalf of the Beneficiaries which result from any action instituted on the basis of this Agreement.
          8. EVENTS OF DEFAULT
          8.1 Events of Default. If any one or more of the following conditions or events shall occur:
          (a) Failure to Make Payments When Due. Failure by Company to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under any Synthetic Letter of Credit; or (iii) when due any interest on any Loan or any fee or any other amount due hereunder; or
          (b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Postpetition Indebtedness (in case of the Credit Parties, other than Indebtedness referred to in Section 8.1(a)) and other Indebtedness of Subsidiaries which are not Credit Parties, in an individual principal amount of $2,500,000 or more or with an aggregate principal amount of $5,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party or any of its Subsidiaries with respect to any other material term of (1) one or more items of such Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that in the case of this clause (ii), to the extent that such default has arisen under Section 6.8 of the Revolving DIP Credit Agreement, unless the Revolving Credit Obligations have been accelerated or any agent under the Revolving Facilities has commenced exercising remedies against any portion of the Collateral, a period of 30 days shall have elapsed since the occurrence of such default; or

          (c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Sections 5.1(f), (o) (to the extent such failure is not remedied or waived within two (2) days), (p) (to the extent such failure is not remedied or waived within two (2) days), Section 5.2, Section 5.3, Section 5.5, Section 5.6, Section 5.8, Section 5.13, Section 5.14, Section 5.15 or Section 6; or
          (d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
          (e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and (x) with respect to any subsection of Section 5.1 not listed in clause (c) above or Section 5.9, such default shall not have been remedied or waived within five (5) days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default and (y) with respect to all other defaults, such default shall not have been remedied or waived within twenty (20) days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or
          (f) Involuntary Bankruptcy; Appointment of Receiver, etc. Other than the Chapter 11 Cases or with respect to Immaterial Subsidiaries, (i) a court of competent jurisdiction shall enter a decree or order for relief or similar relief in respect of any of Holdings’ Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law (domestic or foreign) now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or foreign law; or (ii) an involuntary case shall be commenced against any of Holdings’ Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law (domestic or foreign) now or hereafter in effect; or a decree or order of a court having jurisdiction shall have been entered for the appointment of a receiver, interim receiver, receiver-manager, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any of Holdings’ Subsidiaries, or over all or a substantial part of its property; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any of Holdings’ Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or
          (g) Voluntary Bankruptcy; Appointment of Receiver, etc. Other than the Chapter 11 Cases or with respect to Immaterial Subsidiaries, (i) any of Holdings’ Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law (domestic or foreign) now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, interim receiver, receiver-manager, trustee or other custodian of all or a substantial part of its property; or any of Holdings’ Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any of Holdings’ Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any of Holdings’ Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
          (h) Judgments and Attachments. Any unstayed money judgment, writ or warrant of attachment or similar process by a court of competent jurisdiction involving (i) in any individual case an amount in excess of $2,500,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets (other than the allowance but not enforcement of prepetition claims in the Chapter 11 Cases) and shall remain undischarged, unvacated, unbonded or unstayed (including pursuant to section 362 of the Bankruptcy Code) for a period of thirty (30) days (or in any event enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement); or
          (i) (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $2,500,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or
          (j) Change of Control. A Change of Control shall occur; or
          (k) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document and the Orders, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document, or the Liens and claim priorities provided for in the Credit Documents and the Orders, in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or
          (l) Reorganization Matters. The occurrence of any of the following in any Chapter 11 Case:

          (i) the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto by Company or any Guarantor in any Chapter 11 Case: (v) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code or not otherwise permitted pursuant to the Credit Documents except, with the consent of each of Administrative Agent, in connection with any financing the proceeds of which shall be used to repay in full the Obligations (other than contingent indemnity obligations); (w) to grant any Lien upon any Collateral except as permitted hereunder; (x) except as provided in the Interim Order or Final Order, as the case may be, to use cash collateral of the Secured Parties under Section 363(c) of the Bankruptcy Code without the prior written consent of each of Administrative Agent and the Requisite Lenders; (y) except as permitted hereunder, which is adverse to the Agents and the Lenders or their rights and remedies hereunder, or their interest in the Collateral, including, without limitation, any such action or actions which seek to reduce, set-off or subordinate the Obligations or challenge any Secured Party’s Lien in any of the Collateral or (z) that seek to reduce, set-off or subordinate the Obligations or challenge Collateral Agent’s or any Lender’s Lien in any of the Collateral;
          (ii) the filing by any Credit Party of any plan of reorganization that does not provide for indefeasible payment in full and satisfaction of the Obligations as required herein, prior to the effective date of such plan of reorganization;
          (iii) any Order shall be amended, supplemented, stayed, vacated, recused or otherwise modified (or any Credit Party shall apply for authority to do so) without the written consent of each of Administrative Agent and the Requisite Lenders;
          (iv) (x) the Final Order is not entered within 30 days of the date of entry of the Interim Order, or in any event immediately following the expiration of the Interim Order or the Interim Order shall cease to be in full force and effect without the Final Order having been entered upon or prior to such cessation, or (y) the Final Order shall cease to be in full force and effect or either are reversed, vacated, amended, varied, supplemented or otherwise modified without the prior consent of Administrative Agent;
          (v) the payment, prior to payment in full of the Obligations (other than contingent indemnity obligations), of any claim or claims under Section 506(c) of the Bankruptcy Code against or with respect to any of the Collateral;
          (vi) the appointment of an interim or permanent trustee in any Chapter 11 Case or the appointment of a receiver, responsible officer or an examiner in any Chapter 11 Case with powers beyond the duty to investigate and report, as set forth in Section 1106(a)(3) of the Bankruptcy Code; or the sale without the consent of Administrative Agent and Requisite Lenders, of all or substantially all of Company’s or any Guarantor’s assets (except as permitted by Section 6.9) either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in any Chapter 11 Case, or otherwise that does not provide for payment in full of the Obligations (other than contingent indemnity obligations) and termination of Lenders’ commitment to make Loans;

          (vii) the dismissal of any Chapter 11 Case, or the conversion of any Chapter 11 Case from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code or any Credit Party shall file a motion or other pleading seeking the dismissal or conversion of any Chapter 11 Case;
          (viii) the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (x) to allow any creditor to execute upon or enforce a Lien on any Collateral in excess of $3,000,000 in the aggregate, or (y) with respect to any Lien of or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority that would have a Material Adverse Effect;
          (ix) the entry of an order in any Chapter 11 Case avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement;
          (x) the failure of any Credit Party to perform any of its obligations under the Interim Order or the Final Order;
          (xi) the entry of an order in any of the Chapter 11 Cases granting any other super priority administrative claim or Lien equal or superior to that granted to any Agent, on behalf of itself and Lenders (other than in favor of the lenders under the Revolving DIP Credit Agreement and except for allowed administrative expenses having priority over the Obligations to the extent set forth in the Agreed Administrative Expense Priorities) or any Credit Party shall file any pleading requesting such relief; or
          (xii) the Interim Order (prior to the entry of the Final Order) or the Final Order (after entry of same) ceases to be in full force and effect; or
          (xiii) except as otherwise permitted pursuant to Section 6.9, the determination of any Credit Party or any of its Subsidiaries (other than an Immaterial Subsidiary), whether by vote of such Person’s board of directors or otherwise, to suspend the operation of such Person’s business in the ordinary course, liquidate all of such Person’s assets, or employ an agent or other third party to conduct any sales of all of such Person’s assets, or the filing of a motion or other application in the Chapter 11 Cases, seeking authority to do any of the foregoing; or
          (xiv) an application for any of the orders described in this clause (l) above shall be made by a Person other than the Credit Parties and such application is not promptly contested by the Credit Parties in good faith and the relief requested is granted in an order that is not stayed pending appeal; or
          (xv) the interim or final order of the bankruptcy court approving the Revolving DIP Credit Agreement and any amendment thereto shall cease to be in full force and effect or either are reversed, vacated, amended, varied, supplemented or otherwise modified without the prior consent of the Administrative Agent

          (m) one or more of Holdings and its Subsidiaries shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of Holdings and its Subsidiaries based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release and, in connection with any of the foregoing, Holdings and its Subsidiaries are likely to incur liabilities in excess of $2,500,000 in the aggregate; or
          (n) the Credit Parties and their Subsidiaries (taken as a whole) are enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of their businesses for more than fifteen (15) days;
          (o) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Credit Parties, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;
          (p) any cessation of a substantial part of the business of the Credit Parties and their Subsidiaries (taken as a whole) for a period which materially and adversely affects the ability of such Person to continue its business;
          (q) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Credit Party or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or
          (r) the indictment of any Credit Party or any of its Subsidiaries under any criminal statute, or commencement of criminal proceedings against any Credit Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;
          THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g) automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) the Commitments and the obligation of Issuing Bank to issue any Synthetic Letter of Credit shall immediately terminate, (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) provide cash collateral in an amount equal to 105% of the maximum amount that may at any time be drawn under all Synthetic Letters of Credit then outstanding (regardless of whether any beneficiary under any such Synthetic Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Synthetic Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under

Section 2.4(d); (C) Administrative Agent may (subject to Section 9.8(b)(ii)) cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents. In addition, subject solely to any requirement of the giving of notice by the terms of the Orders (provided that no such notice shall be required for the purpose of freezing or blocking any deposit or securities accounts which are Collateral), the automatic stay provided in section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or order of the Bankruptcy Court and Administrative Agent, Collateral Agent and the Lenders shall be entitled to exercise all of their respective rights and remedies under the Credit Documents, including, without limitation, all rights and remedies with respect to the Collateral and the Guarantors, and (D) Administrative Agent shall direct Company to pay (and Company hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g), to pay) to Administrative Agent such additional amounts of cash as reasonably requested by Issuing Bank, to be held as security for Company’s reimbursement obligations in respect of Synthetic Letters of Credit then outstanding. In addition to the remedies set forth above, Administrative Agent and Collateral Agent may exercise any other remedies provided for by the Credit Documents and the Orders in accordance with the terms hereof and thereof or any other remedies provided by applicable law.
          8.2 Actions in Respect of Synthetic Letters of Credit.
          At any time (i) upon the Maturity Date, (ii) after the Maturity Date when the aggregate funds on deposit in Cash Collateral Accounts shall be less than 105% of the aggregate amount of all outstanding Synthetic Letters of Credit, (iii) as may be required by Section 2.13, Company shall pay to Administrative Agent in immediately available funds at Administrative Agent’s office referred to in Section 10.1, for deposit in a Cash Collateral Account, (x) in the case of clauses (i) and (ii) above, the amount required to that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 105% of the sum of all outstanding Synthetic Letters of Credit and (y) in the case of clause (iii) above, the amount required by Section 2.13. Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.13, as shall have become or shall become due and payable by Company to Issuing Banks or Synthetic L/C Lenders in respect of the Synthetic Letters of Credit. Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.
          9. AGENTS
          9.1 Appointment of Agents. Ableco is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Administrative Agent and Collateral Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and (except as expressly provided in Sections 9.7 and 9.8) no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.
          9.2 Powers and Duties. Each Lender and each Issuing Bank irrevocably authorizes each Agent to take such action on such Person’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or Issuing Bank; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Except as expressly set forth herein and in the other Credit Documents, Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any account debtor that is communicated to or obtained by Ableco or any of its Affiliates in any capacity. Documentation Agent shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Credit Document and shall incur no liability hereunder or thereunder in such capacity. Administrative Agent hereby agrees that it shall (i) furnish to Ableco, in its capacity as Syndication Agent, upon Ableco’s request, a copy of the Register, (ii) cooperate with Ableco in granting access to any Lenders (or potential lenders) who Ableco identifies to the Platform and (iii) maintain Ableco’s access to the Platform.
          9.3 General Immunity.
          (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender (which term shall include Issuing Bank for purposes of this Section 9.3) for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Synthetic L/C Undrawn Amount or the component amounts thereof.
          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any

Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of Collateral Agent, in accordance with this Agreement, the Intercreditor Agreement or other applicable Collateral Document, and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be) or in accordance with this Agreement, the Intercreditor Agreement or other applicable Collateral Document, as the case may be, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of Collateral Agent, in accordance with this Agreement, the Intercreditor Agreement or other applicable Collateral Document, as the case may be.
          (c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any sub-agent and Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
          9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Synthetic Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.
          9.5 Lenders’ Representations, Warranties and Acknowledgment.
          (a) Each Lender (which term shall include Issuing Bank for purposes of this Section 9.5) represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
          (b) Each Lender, by delivering its signature page to this Agreement shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date. Notwithstanding anything herein to the contrary, each Lender and Agent also acknowledges that the Lien and security interest granted to Collateral Agent pursuant to the this Agreement and the Collateral Documents and that the exercise of any right or remedy by Collateral Agent are, in each case, subject to the provisions of the Intercreditor Agreement. In the event of a conflict or any inconsistency between the terms of this Agreement, the Intercreditor Agreement or any other Collateral Documents, the terms of the Intercreditor Agreement shall govern and control.
          9.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
          9.7 Successor Administrative Agent and Collateral Agent. Administrative Agent or Collateral Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Company, and Administrative Agent or Collateral Agent may be removed at any time with cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent or Collateral Agent, as applicable, and signed by Requisite Lenders and without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent or Collateral Agent, as applicable, and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent or successor Collateral Agent, as applicable, and if no Default or Event of Default shall have occurred and be continuing, with the consent of Company, such consent not to be unreasonably withheld or delayed. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent hereunder by a successor Administrative Agent or successor Collateral Agent, that successor Administrative Agent or successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent or the retiring or removed Collateral Agent, as applicable, and the retiring or removed Administrative Agent or the retiring or removed Collateral Agent, as applicable, shall promptly (i) transfer to such successor Administrative Agent or successor Collateral Agent, as applicable, all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents reasonably necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent or successor Collateral Agent, as applicable, under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent or successor Collateral Agent, as applicable, such amendments to financing statements, and take such other actions, as may be reasonably necessary or appropriate in connection with the assignment to such successor Administrative Agent or successor Collateral Agent, as applicable, of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent or such retiring or removed Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as an Administrative Agent, or any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent hereunder.

          9.8 Collateral Documents and Guaranty.
          (a) Agents under Collateral Documents and Guaranty. Each Lender and Issuing Bank hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, (i) to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement, (ii) to enter into the Intercreditor Agreement and the other Collateral Documents, and each Lender agrees to be bound by the terms of the Intercreditor Agreement and each other Collateral Document (including to the extent required to give effect to the validity, perfection or priority of the Liens granted thereunder) and (iii) to manage, supervise and otherwise deal with the Collateral. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented; provided that Collateral Agent shall not enter into or consent to any material amendment, modification, termination or waiver of the Intercreditor Agreement without the prior written consent of the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
          (b) Right to Realize on Collateral and Enforce Guaranty.
          (i) Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (A) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under this Agreement and the Collateral Documents may be exercised solely by Collateral Agent, and (B) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.
          (ii) Notwithstanding the provisions of this Agreement or the Collateral Documents, Collateral Agent shall not have any obligation to exercise rights or remedies against Collateral consisting of Real Property or of stock of any Subsidiary that owns any

Real Property (the “Specified Remedies”), and if Requisite Lenders determine that the Specified Remedies should be pursued, they shall give written notice thereof to Administrative Agent and Collateral Agent. Upon such notice, Collateral Agent may, in its sole and absolute discretion, elect to pursue the Specified Remedies (provided that it shall have no obligation to do so) and, if Collateral Agent does not so elect, the Requisite Lenders shall appoint a separate Real Estate Collateral Agent to pursue the Specified Remedies. Any such Real Estate Collateral Agent, in its capacity as such, shall be entitled to the indemnities and other benefits and protections of this Section 9 to the same extent as Collateral Agent
          (iii) No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents.
          9.9 Collateral Agent Advances. The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Company of the Loans, the unreimbursed Synthetic L/C Disbursements and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 10.2. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 2.16(f). The Collateral Agent shall notify each Lender and the Company in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 9.6, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the Base Rate.
          10. MISCELLANEOUS
          10.1 Notices.
          (a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent, Administrative Agent, Issuing Bank or Documentation Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time. Nothing in this Agreement or in any other Credit Document shall be construed to limit or affect the obligation of the Credit Parties or any other Person to serve upon the Agents and the Lenders in the manner prescribed by the Bankruptcy Code any pleading or notice required to be given to the Issuing Bank, the Agents and the Lenders pursuant to the Bankruptcy Code.
          (b) Electronic Communications.
          (i) Notices and other communications to the Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 if such Lender or Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (ii) Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent.
          (iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.
          (iv) Each of the Credit Parties, the Lenders, Issuing Banks and the Agents agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.
          10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay, promptly after receipt of an invoice that sets forth such costs and expenses in reasonable detail, (a) all the actual documented and reasonable costs and out-of-pocket expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) the reasonable fees, reasonable documented out-of-pocket expenses and disbursements of all counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (c) all the actual documented costs and reasonable out-of-pocket expenses of creating and perfecting Liens in the Collateral in favor of Collateral Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, reasonable out-of-pocket expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) all the actual documented costs and reasonable fees, reasonable documented out-of-pocket expenses and disbursements of any auditors, accountants, consultants or appraisers and attorneys; (e) all the actual documented costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (g) after the occurrence of a Default or an Event of Default, all actual costs and out-of-pocket expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent, Lenders or Issuing Bank in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings; (h) all broker fees for any broker retained by the Credit Parties that may become due in connection with the transactions contemplated by this Agreement and the other Credit Documents, and (i) if the Credit Parties fail to perform any covenant or agreement contained herein or in any other Credit Document, after the occurrence and during the continuation of an Event of Default, any Agent may, subject to the Intercreditor Agreement, itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by Company.
          10.3 Indemnity.
          (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, Documentation Agent and each Lender (which term shall include Issuing Bank for purposes of this Section 10.3) and the officers, partners, directors, trustees, employees, agents, investment advisors, sub-agents and Affiliates of each Agent, Documentation Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are in violation of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
          (b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof (including the use of proceeds for the payment of any Indebtedness arising before the Petition Date) or any act or omission or event occurring in connection therewith, and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          10.4 Set-Off. Subject to the terms of the Intercreditor Agreement, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each Lender (which term shall include Issuing Bank for purposes of this Section 10.4) is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including payroll or trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Synthetic Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Synthetic Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.
          10.5 Amendments and Waivers.
          (a) Requisite Lenders’ Consent. Subject to Sections 10.5(b), 10.5(c) and 10.7, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the applicable Credit Parties and the Requisite Lenders; provided that Administrative Agent may, with the consent of Company, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.
          (b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
          (i) extend the scheduled final maturity of any Loan, Note or the Credit-Linked Deposits;
          (ii) waive, reduce or postpone any scheduled repayment (but not prepayment);
          (iii) extend the stated expiration date of any Synthetic Letter of Credit beyond the Maturity Date;
          (iv) reduce the rate of interest on any Loan or reimbursement obligation in respect of any Synthetic Letter of Credit (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee payable hereunder or waive, amend or reduce any prepayment premium (provided, however, a waiver of any Default or Event of Default shall not be deemed to be a reduction in the rate of interest or any fee);
          (v) extend the time for payment of any such interest, fees or any prepayment premium;
          (vi) reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Synthetic Letter of Credit;
          (vii) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

          (viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”;
          (ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents;
          (x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;
          (xi) amend Section 10.6 in a manner that would further restrict assignments; or
          (xii) modify, waive, release or subordinate the superpriority claim status of the Obligations (except as permitted in this Agreement and the Credit Documents).
          (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
          (i) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Synthetic Letters of Credit as provided in Section 2.4 without the written consent of Administrative Agent and of each Issuing Bank; or
          (ii) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof or of any other Credit Document as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent.
          (d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender or any Issuing Bank, as applicable execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
     10.6 Successors and Assigns; Participations.
               (a) This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of each Credit Party and each Agent, each Lender and each Issuing Bank and their respective successors and assigns (including, except for the right to request Loans, any trustee succeeding to the rights of the Loan Parties pursuant to Chapter 11 of the Bankruptcy Code or pursuant to any conversion to a case under Chapter 7 of the Bankruptcy Code); provided, however, that none of the Credit Parties may assign or transfer any of its rights hereunder or under the other Credit Documents without the prior written consent of each Lender and each Issuing Bank and any such assignment without the Lenders’ and the Issuing Banks’ prior written consent shall be null and void.
               (b) Each Lender may with the written consent of the Collateral Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement, including with respect to all or a portion of its Commitments, any Loan made by it, Synthetic L/C Exposure, Credit-Linked Deposits or other Obligations; provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof), (ii) the parties to each such assignment shall execute and deliver to the Collateral Agent (and the Administrative Agent, if applicable), for its acceptance, an Assignment Agreement, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender) and (iii) no written consent of the Collateral Agent or the Administrative Agent shall be required (1) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment Agreement, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding the foregoing, prior to the occurrence and continuation of an Event of Default, no Lender shall assign any portion of its rights and obligations under this Agreement to a Prohibited Assignee without the written consent of Company.
               (c) By executing and delivering an Assignment Agreement, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment Agreement, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or any of its Subsidiaries or the performance or observance by any Credit Party of any of its obligations under this Agreement or any other Credit Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Credit Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Credit Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Credit Documents are required to be performed by it as a Lender; and (vii) such assignee has provided copies of all the documents required by Section 2.20 to Administrative Agent.
               (d) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain, or cause to be maintained at the Administrative Agent’s Principal Office, a copy of each Assignment Agreement delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) and the Synthetic L/C Exposure (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender at any reasonable time and from time to time upon reasonable prior notice.
               (e) Upon receipt by the Administrative Agent of a completed Assignment Agreement (including all documentation required by this Agreement), and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 10.6(b) (which consent of the Collateral Agent must be evidenced by the Collateral Agent’s execution of an acceptance to such Assignment Agreement), the Administrative Agent shall accept such assignment, record the information contained therein in the Register and provide to the Collateral Agent a copy of the fully executed Assignment Agreement.
               (f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered

Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.
               (g) In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Company and any Lender at any reasonable time and from time to time upon reasonable prior notice.
               (h) Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.20(d).
               (i) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including, without limitation, all or a portion of its Commitments, the Loans made by it, the Synthetic L/C Exposure and its Pro Rata Share of the Credit-Linked Deposits); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Credit Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Company, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the final scheduled maturity dates or decrease in the principal amount of the Loans or the unreimbursed Synthetic L/C Disbursements, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement (other than in connection with a waiver of post-default increase in the interest rate), or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Credit Party (except as set forth in Section 9.8 of this Agreement or any other Credit Document) (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.19 and Section 2.20 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.
          10.7 Intentionally Omitted.

          10.8 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
          10.9 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 10.2, 10.3 and 10.4, all indemnification obligations of Company and its Subsidiaries under this Agreement and any other Credit Document that are not included in the foregoing provisions, and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Synthetic Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof. The indemnities and payment obligations in Section 2.20 shall survive irrevocable payment in full of the Loans and termination of the Commitments.
          10.10 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, any Lender or Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent, each Lender and each Issuing Bank hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
          10.11 Marshalling; Payments Set Aside. Neither any Agent nor any Lender (which term shall include Issuing Bank for purposes of this Section 10.11) shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent, Collateral Agent or Lenders (or to Administrative Agent or Collateral Agent on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

          10.12 Severability. In case any provision in or obligation hereunder or any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
          10.13 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders (which term shall include Issuing Bank for purposes of this Section 10.13) hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
          10.14 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
          10.15 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF LAWS OTHER THAN THOSE OF THE STATE OF NEW YORK.
          10.16 CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENTS AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS; PROVIDED, THAT AGENTS, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THE BANKRUPTCY COURT MAY HAVE TO BE HEARD BY A COURT OTHER THAN THE BANKRUPTCY COURT; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE

GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
          10.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
          10.18 Confidentiality. Each Agent and each Lender (which term shall include Issuing Bank for purposes of this Section 10.18) shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Company and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.18 or other provisions at least as restrictive as this Section 10.18), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.
          10.19 Usury Savings Clause. Notwithstanding any other provision herein, in respect of any Credit Party the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders, each Issuing Bank and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender or Issuing Bank contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s or Issuing Bank’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.
          10.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this agreement by facsimile or in an email containing a “pdf” shall be as effective as delivery of a manually executed counterpart of this Agreement.
          10.21 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
          10.22 Patriot Act. Each Lender, Issuing Bank and Agent (for itself and not on behalf of any Lender) hereby notifies Company that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify Company in accordance with the Patriot Act.
          10.23 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          10.24 Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Credit Documents, and all Liens created hereby or pursuant hereto or to any other Credit Document shall be binding upon Company and each Guarantor, the estate of Company and each Guarantor, and any trustee or successor in interest of Company or any Guarantor in any Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code or any other bankruptcy or insolvency laws, and shall not be subject to Section 365 of the Bankruptcy Code. This Agreement and the other Credit Documents shall be binding upon, and inure to the benefit of, the successors of the Agents and Lenders and their respective assigns, transferees and endorsees. The Liens created by this Agreement and the other Credit Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of Company or any Guarantor to a case under Chapter 7 of the Bankruptcy Code, or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Lenders file financing statements or otherwise perfect its security interests or Liens under applicable law.
          10.25 Collateral Deliveries. Notwithstanding anything in this Agreement to the contrary, each of the Credit Parties and the Collateral Agent agrees that any requirement hereunder that any Credit Party deliver any Collateral that constitutes Current Asset Collateral to the Collateral Agent, or that requires any Credit Party to vest the Collateral Agent with possession or “control” (as defined in the UCC) of any Collateral that constitutes Current Asset Collateral, in each case, shall be deemed satisfied to the extent that, prior to the Discharge of Revolving Credit Obligations (as defined in the Intercreditor Agreement), such Collateral is delivered to the Revolving Collateral Agent, or the Revolving Collateral Agent shall have been vested with such possession or (unless, pursuant to the UCC, “control” may be given concurrently to the Collateral Agent and the Revolving Collateral Agent or as otherwise may be agreed to by the Collateral Agent) control, in each case, subject to the provisions of Section 5.4 of the Intercreditor Agreement.
          10.26 Judgment Currency.
          (a) If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.26 referred to as the

“Judgment Currency”) an amount due under any Credit Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 10.26 being hereinafter in this Section 10.26 referred to as the “Judgment Conversion Date”).
          (b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 10.26(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Credit Party or Parties shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Credit Party under this Section 10.26(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Credit Documents.
          (c) The term “rate of exchange” in this Section 10.26 means the rate of exchange at which Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with Administrative Agent’s normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER: DURA OPERATING CORP., as a debtor and debtor-in-possession
By:	/s/ Theresa Skotak
Name:
Title:

GUARANTORS:

DURA AUTOMOTIVE SYSTEMS, INC.
DURA SPICEBRIGHT, INC.
ADWEST ELECTRONICS, INC.
ATWOOD AUTOMOTIVE, INC.
ATWOOD MOBILE PRODUCTS, INC.
CREATION GROUP HOLDINGS, INC.
CREATION GROUP, INC.
CREATION GROUP TRANSPORTATION, INC.
CREATION WINDOWS, INC.
DURA AUTOMOTIVE SYSTEMS CABLE OPERATIONS, INC.
DURA AUTOMOTIVE SYSTEMS OF INDIANA, INC.
DURA GLOBAL TECHNOLOGIES, INC.
KEMBERLY, INC.
MARK I MOLDED PLASTICS OF TENNESSEE, INC.
SPEC-TEMP., INC.
UNIVERSAL TOOL & STAMPING COMPANY, INC., as debtors and debtors-in-possession

By:	/s/ Theresa Skotak
Name:
Title:

DURA SHIFTER L.L.C., as debtor and debtor-in-possession
By:	DURA OPERATING CORP.,
Its: SOLE MEMBER
By:	/s/ Theresa Skotak
Name:
Title:

DURA AIRCRAFT OPERATING COMPANY, LLC, as debtor and debtor-in-possession
By:	DURA OPERATING CORP.,
Its: SOLE MEMBER
By:	/s/ Theresa Skotak
Name:
Title:

DURA BRAKE SYSYEMS, L.L.C., as debtor and debtor-in-possession
By:	DURA OPERATING CORP.,
Its: SOLE MEMBER
By:	/s/ Theresa Skotak
Name:
Title:

DURA CABLES NORTH LLC, as debtor and debtor-in-possession
By:	ATWOOD AUTOMOTIVE, INC.,
Its: SOLE MEMBER
By:	/s/ Theresa Skotak
Name:
Title:

DURA CABLES SOUTH LLC, as debtor and debtor-in-possession
By:	ATWOOD AUTOMOTIVE, INC.,
Its: SOLE MEMBER
By:	/s/ Theresa Skotak
Name:
Title:

DURA FREMONT L.L.C. DURA GLADWIN L.L.C. DURA MANCELONA L.L.C. DURA SERVICES L.L.C., as debtors and debtors-in-possession
By:	/s/ Theresa Skotak
Name:
Title:

CREATION WINDOWS, LLC, as debtor and debtor-in-possession
By:	/s/ Theresa Skotak
Name:
Title:

KEMBERLY, LLC, as debtor and debtor-in-possession
By:	/s/ Theresa Skotak
Name:
Title:

AUTOMOTIVE AVIATION PARTNERS, LLC, as debtor and debtor-in-possession
By:	DURA AIRCRAFT OPERATING COMPANY, LLC, as debtor and debtor-in-possession
Its: MANAGING MEMBER
By:	DURA OPERATING CORP.,
Its: SOLE MEMBER
By:	/s/ Theresa Skotak
Name:
Title:

DURA G.P., as debtor and debtor-in-possession
By:	DURA OPERATING CORP.,
Its: MANAGING GENERAL PARTNER
By:	/s/ Theresa Skotak
Name:
Title:

TRIDENT AUTOMOTIVE, L.P., as debtor and debtor-in-possession
By:	TRIDENT AUTOMOTIVE LIMITED,
Its:	GENERAL PARTNER

By:	/s/ Theresa Skotak
Name:
Title:

TRIDENT AUTOMOTIVE, L.L.C., as debtor and debtor-in-possession
By:	TRIDENT AUTOMOTIVE CANADA, CO.,
Its: MANAGING MEMBER
By:	/s/ Theresa Skotak
Name:
Title:

PATENT LICENSING CLEARINGHOUSE L.L.C., as debtor and debtor-in-possession
By:	MARK I MOLDED PLASTICS OF TENNESSEE, INC.,
Its: SOLE MEMBER
By:	/s/ Theresa Skotak
Name:
Title:

KEMBERLY, LLC, as debtor and debtor-in-possession
By:	/s/ Theresa Skotak
Name:
Title:

COLLATERAL AGENT, ADMINISTRATIVE AGENT, SOLE BOOK RUNNER, LEAD ARRANGER, SYNDICATION AGENT, DOCUMENTATION AGENT AND LENDER: ABLECO FINANCE LLC
By:	/s/ Eric F.Miller
Name:
Title:

ISSUING BANK: BANK OF AMERICA, N.A.
By:	/s/ Thomas H.Herron
	Name:	Thomas H. Herron
	Title:	Senior Vice President

S-1

APPENDIX A
TO TERM LOAN AND GUARANTY AGREEMENT
Tranche B Commitments

Lender	Commitment	Pro Rata Share
Ableco Finance LLC	$150,000,000	100%
Total	$150,000,000	100%
Synthetic L/C Commitments

Lender	Commitment	Pro Rata Share
Ableco Finance LLC	$20,000,000	100%
Total	$20,000,000	100%
APPENDIX-1-1

APPENDIX B
TO TERM LOAN AND GUARANTY AGREEMENT
Notice Addresses
DURA OPERATING COMPANY
Dura Operating Corp.
2791 Research Drive
Rochester Hills, MI 48309
Attention: Chief Financial Officer and General Counsel
Telecopier: (248) 299-7504
with a copy to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Marc Kieselstein and Maureen Sweeney
Telecopier: (312) 861-2200
ABLECO FINANCE LLC,
Administrative Agent’s Principal Office and as Collateral Agent and a Lender:
Ableco Finance LLC
299 Park Avenue, 23rd Floor
New York, New York 10171
Attention: Eric F. Miller
Telecopier: (212) 891-1541
with a copy to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Frederic L. Ragucci, Esq.
Telecopier: (212) 593-5955

B-1

BANK OF AMERICA, N.A.
Issuing Bank:
Bank of America, N.A.
231 S. LaSalle Street, 7th Floor
Mail Code: IL 1-231-07-49
Chicago, IL 60604
Attention: Thomas H. Herron
Telecopier: 312-755-3345

B-2